SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[ X ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))

[   ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                               PERCON INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]  No fee required

[ X ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

       1)  Title of each class of securities to which transaction applies:

               Common Stock
           ---------------------------------------------------------------------
       2)  Aggregate number of securities to which transaction applies:

               3,807,711
           ---------------------------------------------------------------------
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Set forth the amount on which the filing fee is calculated and state how it was determined.

               $15.00; per share merger consideration
           ---------------------------------------------------------------------
       4)  Proposed maximum aggregate value of transaction:

               $57,115,665
           ---------------------------------------------------------------------
       5)  Total fee paid:

               $11,424
           ---------------------------------------------------------------------

[   ]  Fee paid previously with preliminary materials

[   ]  Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:

           ---------------------------------------------------------------------
       2)  Form, Schedule or Registration Statement No.:

           ---------------------------------------------------------------------
       3)  Filing Party:

           ---------------------------------------------------------------------
       4)  Date Filed:

           ---------------------------------------------------------------------

                                  [PERCON LOGO]

                                 Proxy Statement

                  Merger Proposed--Your Vote Is Very Important

         The board of directors of Percon Incorporated has approved a cash merger with a wholly owned subsidiary of PSC Inc. If the merger is completed, Percon shareholders will receive $15 in cash for each share of Percon common stock they own. After the merger, Percon will be a wholly owned subsidiary of PSC.

         We cannot complete the merger unless the holders of a majority of the outstanding shares of Percon common stock vote to approve it at the special meeting of the shareholders that Percon has called to consider the merger. Only shareholders who hold shares of Percon common stock on _____________, 1999 will be entitled to vote at the special meeting. Your vote is very important.

         This proxy statement gives you detailed information about the special meeting of the shareholders and the merger, and includes a copy of the merger agreement.

         After careful consideration, Percon's board of directors has unanimously adopted the merger agreement and approved the merger, and unanimously recommends you vote in favor of the merger.




Arlen I. Prentice                    Michael P. Coughlin
Chairman of the Board                President and Chief Executive Officer











      This Proxy Statement is dated ___________, 1999, and was first mailed to shareholders on or about ____________, 1999.

                   Notice of a Special Meeting of Shareholders
                        to be Held on _____________, 2000

To the Shareholders of Percon:

         A special meeting of shareholders of Percon will be held on _____________, 2000, at 9:00 a.m., local time, at the Company's facilities at 1800 Millrace Drive, Eugene, Oregon for the following purpose:

                  To consider and vote on a proposal to approve the merger agreement, including the plan of merger, among PSC Inc., West Acquisition Corp., a wholly owned subsidiary of PSC, and Percon. Under the terms of the merger agreement, each share of common stock of Percon outstanding immediately before the merger will be converted into the right to receive $15 in cash, and Percon will become a wholly owned subsidiary of PSC.

         You are entitled to assert dissenters' rights under chapter 23B.13 of the Washington Business Corporation Act. A copy of chapter 23B.13 is attached as Appendix C to the accompanying proxy statement.

         A proxy card and a proxy statement containing more detailed information about the special meeting of the shareholders and the merger, including a copy of the merger agreement, accompany this notice.


                                            By Order of the Board of Directors,



                                            Michael P. Coughlin
                                            President and
                                            Chief Executive Officer

Eugene, Oregon
_____________, 1999



                             Your vote is important.
                To vote your shares, please complete, sign, date
                  and mail the enclosed proxy card promptly in
                          the enclosed return envelope.

                                TABLE OF CONTENTS

                                                                            Page

Questions and Answers About the Merger.........................................1

Summary  ......................................................................3
         The companies.........................................................3
         The merger............................................................3
         The special meeting...................................................7
         Fairness opinion......................................................7
         Percon selected historical consolidated financial information.........8

Market Prices and Dividends....................................................9

The Special Meeting...........................................................10
         Recommendation of the board..........................................10
         Votes required for approval of the merger agreement..................10
         Voting of proxies....................................................11
         How to revoke a proxy................................................11
         Solicitation of proxies..............................................11

The Companies.................................................................13
         Percon...............................................................13
         PSC..................................................................13
         PSC merger subsidiary................................................13

The Merger....................................................................14
         Background of the merger.............................................14
         Reasons for the merger...............................................17
         Opinion of financial advisor.........................................18
         Interests of members of the Percon board of directors and
           management in the merger...........................................23
         Accounting treatment.................................................27
         U.S. federal income tax consequences.................................27
         Regulatory matters...................................................28
         Dissenters' rights...................................................29

The Merger Agreement..........................................................32
         The merger...........................................................32
         Effective time of the merger.........................................32
         Treatment of stock options...........................................32
         Payment for shares...................................................33
         Representations and warranties.......................................34
         Covenants............................................................35
         No solicitation of transactions......................................36
         Conditions to the parties' obligations to complete the merger........37
         Termination of the merger agreement..................................38
         Termination fees.....................................................39
         Amendment of the merger agreement....................................39

Voting Agreements.............................................................41

Security Ownership of Beneficial Owners and Management........................42

Independent Accountants.......................................................43

Shareholder Proposals for 2000 Annual Meeting.................................43

Cautionary Statement Regarding Forward-Looking Information....................43

Where You Can Find More Information...........................................44


APPENDIX A - Agreement and Plan of Merger....................................A-1
APPENDIX B - Opinion of McDonald Investments, Inc. ..........................B-1
APPENDIX C - Chapter 23B.13 of the Washington Business Corporation Act ......C-1

Questions and Answers About the Merger

Q: What will Percon shareholders receive for their Percon shares in the merger?

A: If we complete the merger, Percon shareholders will receive the merger consideration of $15 in cash, without interest, in exchange for each of their shares of Percon common stock.

Q:   What do I need to do now?

A: After carefully reading and considering this proxy statement, please complete, sign and date your proxy card. Then mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting and voted as you wish on whether to approve the merger. If you sign and mail your proxy card but do not indicate how you want your shares to be voted, your shares will be voted in favor of approving the merger. If you do not vote or if you abstain, it will have the effect of a vote against approving the merger.

Q: If my broker holds my shares in "street name," will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote your shares. You should follow the directions your broker provides regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger.

Q:   Can I change my vote after I have mailed my signed proxy card?

A: You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must deliver your notice of revocation or your new proxy card to the Secretary of Percon at the address on page 11 before the vote at the special meeting. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:   Should I send in my stock certificates at this time?

A: No. After the merger is completed, PSC will send you written instructions explaining how to exchange your shares for the merger consideration.

Q:   When do you expect to complete the merger?

A: We are working toward completing the merger as quickly as possible. In addition to obtaining shareholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods. We expect to complete the merger by
     ____________________.

Q:   Where can I find more information about Percon?

A: This document is accompanied by the latest annual report on Form 10- KSB for Percon, as well as Percon's latest quarterly report on Form 10-Q. You may obtain additional information about Percon as described under "Where You Can Find More Information" on page 44.

Q: Whom do I contact if I have questions about the special meeting or the merger?

A: If you have questions about the special meeting or the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitor:

Allen Nelson & Company, Incorporated
1906 California Avenue, S.W.
Seattle, WA  98116
(206) 938-5783

                                     Summary

         This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger and related matters fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents to which we have referred you. See "Where You Can Find More Information" on page 44. Each item in this summary includes a page reference directing you to a more complete description of that item.


The companies (see page 13)

         Percon Incorporated

         Percon develops, assembles and markets data collection hardware and data management software products. Percon's principal executive offices are located at 1800 Millrace Drive, Eugene, Oregon 97403, and its telephone number is (541) 344-1189.

         PSC Inc.

         PSC designs, manufactures and markets a broad line of laser and non-laser based handheld and fixed position bar code scanners, bar code engines, verifiers, integrated sortation and point-of-sale scanning and automated dimensioning systems for the worldwide automatic identification and data capture market. PSC's principal executive offices are located at 675 Basket Road, Webster, New York, and its telephone number is (716) 265-1600.

         West Acquisition Corp.

         West Acquisition Corp. is a wholly owned subsidiary of PSC. West was organized solely for the purpose of entering into the merger agreement with Percon and completing the merger and has not conducted any business operations.


The merger

         What you will receive (see page 32)

         In the merger you will receive, for each share of Percon common stock you own, the merger consideration of $15 in cash, without interest.

         After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as Percon shareholders. Percon shareholders will receive the merger consideration after turning in their Percon stock certificates in accordance with the instructions contained in the letter of transmittal that PSC will send to Percon shareholders shortly after completion of the merger.

         Material federal income tax consequences (see page 27)

         The receipt of cash by Percon shareholders in the merger will be a taxable transaction for federal income tax purposes. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

         Dissenters' rights of Percon shareholders (see page 29)

         Percon shareholders have the right to dissent from the merger under Washington law and receive payment of the fair value of their shares if they comply with the requirements of Washington law that are summarized in this proxy statement.

         Voting agreements (see page 41)

         Michael P. Coughlin, Andy J. Storment and Arlen I. Prentice, and entities controlled by each of them, have each entered into voting agreements with PSC. Under these agreements, they have agreed to vote all of their shares of Percon common stock in favor of the merger. The voting agreements cover shares representing approximately 45% of the total outstanding shares as of November 23, 1999.

         Interests of members of Percon's board of directors and management in the merger (see page 23)

         When you consider the recommendation of the Percon board of directors that Percon shareholders vote in favor of the merger, you should be aware that Percon's directors and officers may have interests in the merger that are different from, or in addition to, yours. For example,

o upon completion of the merger, options to purchase Percon common stock, to the extent these options are exercisable immediately before the completion of the merger, will represent the right to receive, upon completion of the merger, an amount in cash equal to the positive difference, if any, between the per share merger consideration and the exercise price of the option multiplied by the number of shares for which the option was exercisable immediately before completion of the merger,

o upon completion of the merger, options to purchase Percon common stock, to the extent these options are not exercisable immediately before the completion of the merger and subject to various other conditions, including continued employment or consulting services, will represent the right to receive, from time to time after the option otherwise would have become exercisable, an amount in cash equal to the positive difference, if any, between the per share merger consideration and the exercise price of the option multiplied by the number of shares for which the option would have otherwise become exercisable following completion of the merger,

o some officers of Percon will become eligible to receive severance payments under employment agreements if their employment is terminated in specific circumstances within a specified time after completion of the merger;

o before completing the merger, one executive officer of Percon will enter into a one year consulting agreement with PSC that will pay him $200 an hour for consulting services and related travel time and another executive officer will enter into an employment agreement with PSC under which this officer will serve as a senior vice president of PSC and will receive $200,000 in annual salary and will be eligible to receive an annual bonus and other benefits under the agreement; and

o before completing the merger, three shareholders of Percon, who own approximately 45% of the outstanding common stock of Percon, will enter into noncompetition agreements with PSC under which one of them will receive $31,250 each quarter for eight quarters and one other will receive $18,750 each quarter in return for their agreement not to compete with Percon or PSC, not to disclose Percon's confidential information and not to solicit PSC's or Percon's customers or employees.

         Regulatory requirements with respect to the merger (see page 28)

         Under the Hart-Scott-Rodino Antitrust Improvements Act, the parties cannot complete the merger until after PSC and Percon have given specified information and materials to the Department of Justice and the Federal Trade Commission and a required waiting period has expired or terminated. The companies expect to submit the required pre-merger notification and report forms in the first week of December 1999 and the waiting period with respect to these filings is expected to expire 30 days after the filing date.

         Conditions to the merger (see page 37)

         Completion of the merger depends upon meeting a number of conditions, including:

o approval of the merger by the holders of a majority of the outstanding shares of Percon common stock,

o expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act,

o no ruling exists or is threatened that would, and no proceeding exists or is threatened that seeks to:

         -        prevent the completion of the merger,

         -        cause the merger to be rescinded following its completion or

         - adversely affect the contemplated ownership or operation of Percon or its former subsidiaries following completion of the merger.

o receipt of all approvals and authorizations from governmental entities that are legally required, all other consents, approvals and authorizations from third parties that are material to the operation of Percon's business and certain specified consents, approvals and authorizations,

o the execution and delivery to PSC by some shareholders and executive officers of Percon of noncompetition, consulting and employment agreements; and

o the accuracy of the representations and warranties and performance of the obligations of PSC and Percon in all material respects.

         Termination of the merger agreement (see page 38)

         1. Percon and PSC may agree to terminate the merger agreement without completing the merger, even after the shareholders of Percon have approved the merger.

         2. PSC or Percon may terminate the merger agreement if:

o        the merger is not completed by May 10, 2000,

o the holders of a majority of the outstanding shares of Percon common stock do not approve the merger at the special meeting of shareholders, or

o any ruling prohibiting the completion of the merger has become final and cannot be appealed.

         3. PSC may terminate the merger agreement if:

o the Percon board of directors withdraws or modifies or fails to reconfirm its recommendation that the Percon shareholders vote to approve the merger within the required time period after a request by PSC to do so, or the Percon board of directors fails to recommend against any tender offer or exchange offer for Percon shares that is commenced before the completion of the merger,

o an event occurs that would result in a failure of a condition to the merger and the failure is not cured before May 10, 2000, or

o the Percon board of directors approves or recommends, or Percon enters into an agreement concerning, or Percon or its agents solicit or encourage, a proposal from a third party regarding a transaction that would result in the acquisition of 5% or more of Percon's common stock or material assets of Percon, or replacement of more than one-third of the current directors of Percon.

         4. Percon may terminate the merger agreement if:

o Percon receives an unsolicited proposal from a third party to acquire 5% or more of Percon's common stock or material assets of Percon, or to replace more than one-third of the current directors of Percon, in each case in a transaction that is determined by the Percon board of directors to be more favorable to the Percon shareholders than the merger, taking into account any changes to the merger agreement made by PSC in response to such a proposal,

o PSC does not make a competing offer to such a proposal that the Percon board of directors determines in good faith to be at least as favorable to the Percon shareholders as the proposal,

o at the time of termination, Percon enters into a definitive agreement relating to such a proposal, and

o Percon pays the termination fee described below under "-Fee payable in specified circumstances if the merger is not completed."

         Fee payable in specified circumstances if the merger is not completed (see page 39)

         The merger agreement requires Percon to pay PSC a termination fee of $2 million plus up to $400,000 of PSC's out-of-pocket expenses if:

o Percon's shareholders fail to approve the merger and within 12 months of the date of the merger agreement Percon enters into an agreement relating to or completes an alternative transaction that would constitute a proposal described in the third reason of paragraph 3 above under "-Termination of the merger agreement,"

o Percon terminates the merger agreement for the reason described in paragraph 4 above under "-Termination of the merger agreement,"

o before the completion of the merger, any of the events described in paragraph 3 above under "-Termination of the merger agreement" occurs, or

o        Percon willfully and intentionally breaches the merger agreement.

         Reasons for the merger (see page 17)

         The Percon board of directors believes, as a result of various factors relating to, among other things, Percon and the data collection and management industry generally, the value of Percon's common stock will be maximized by converting those shares into the right to receive the merger consideration.

The special meeting

         Record date and shareholder vote required to approve the merger (see page 10)

         You are entitled to vote at the special meeting if you owned Percon common stock at the close of business on _________, 1999, which is the record date that the Percon board of directors set to determine which shareholders are entitled to vote at the special meeting. To approve the merger, the affirmative vote of the holders of a majority of the shares of Percon common stock outstanding as of the close of business on the record date must vote for the merger.

         If you do not vote your shares, it will have the effect of a vote against the merger.

         On the record date, _______ shares of Percon common stock were entitled to vote at the special meeting. You will have one vote for each share of Percon common stock that you owned on the record date.

         Recommendations to shareholders (see page 10)

         All the members of the Percon board of directors recommend that you vote "FOR" the proposal to approve the merger.

Fairness opinion (see page 18)

         In deciding to approve the merger, the Percon board of directors considered the opinion of McDonald Investments, Inc., its financial advisor, that as of November 9, 1999 and subject to and based on the considerations in its opinion, the merger consideration to be paid in the merger is fair to the Percon shareholders from a financial point of view. This opinion is attached as Appendix B to this proxy statement. We encourage you to read this opinion carefully.

Percon selected historical consolidated financial information

         The table below shows selected historical financial information about Percon. This summary of financial information for Percon for 1994 through 1998 was taken from and should be read along with the audited financial statements contained in Percon's annual reports on Form 10-KSB for the years ended December 31, 1996, 1997 and 1998. Information for the nine months ended September 30, 1998 and 1999 was taken from financial statements that have not been audited but which, we believe, fairly present Percon's financial position and results of operations and cash flows for the periods, and should be read along with Percon's most recently filed quarterly report on Form 10-Q. See "Where You Can Find More Information" on page 44.


                                                                                                 Nine Months Ended
                                                       Year Ended December 31,                     September 30,
                                        -----------------------------------------------------   -------------------
                                            1994       1995         1996       1997      1998       1998       1999
                                        --------   --------     --------   --------  --------   --------   --------
                                                          (in thousands, except per share data)
Statement of Operations Data:
Net sales.............................. $  9,362   $ 12,664     $ 22,128   $ 28,176  $ 31,071   $ 21,969   $ 25,710
Income before taxes....................    1,505      2,354        1,484      5,240     4,347      2,847      3,707
Net income.............................    1,505      1,800          234      3,430     2,715      1,764      2,282
Net income per share - basic...........     0.35(1)    0.46(1)      0.06       0.87      0.68       0.44       0.59
Net income per share - diluted.........        -          -         0.06       0.83      0.67       0.43       0.59

Balance Sheet Data:
Working capital........................    1,562      8,009        6,945     10,452    12,986     12,513     14,190
Total assets...........................    2,555     11,454       14,513     17,354    20,402     20,531     21,319
Long-term debt, less current portion...      267          -          974        755       703        730        554
Total shareholders' equity.............    1,699      9,792       10,102     13,324    15,992     15,676     17,022


(1) Pro forma net income per share includes a pro forma income tax adjustment to reflect Percon as a C corporation rather than an S corporation for federal and state income tax purposes through July
         1995.

                           Market Prices and Dividends

         Percon's common stock is listed on the Nasdaq National Market under the symbol "PRCN." The following table shows, for the calendar quarters indicated, the high and low sale prices of Percon common stock, as reported on the Nasdaq National Market, based on published financial sources. We have not paid any cash dividends on our common stock for the periods shown.


                                                                    High                   Low
                                                              ----------            ----------
Calendar Year 1997
         First Quarter....................................... $ 14                  $  9   1/4
         Second Quarter...................................... $ 14   3/4            $  9   7/8
         Third Quarter....................................... $ 16   3/4            $ 13
         Fourth Quarter...................................... $ 16   3/4            $ 11   3/4
Calendar Year 1998
         First Quarter....................................... $ 14   1/2            $ 11
         Second Quarter...................................... $ 13   1/2            $  8
         Third Quarter....................................... $ 10   1/2            $  5   1/2
         Fourth Quarter...................................... $  7   1/4            $  5   1/4
Calendar Year 1999
         First Quarter....................................... $  8 13/16            $  6
         Second Quarter...................................... $  8   1/2            $  6
         Third Quarter....................................... $ 10                  $  8
         Fourth Quarter (through November 22,
         1999)............................................... $ 15                  $  9   3/8


         The following table shows the high and low sale prices of Percon common stock, as reported on the Nasdaq National Market, based on published financial sources, for the dates indicated.


                                                                    High                   Low
                                                              ----------            ----------
November 9, 1999, the last trading day before the
         announcement of the merger.......................... $ 15                  $ 13   3/4
_______, 1999, the last trading day before the
         date of this proxy statement........................ $                     $

                               The Special Meeting

         This proxy statement is being furnished to shareholders of Percon as part of the solicitation of proxies by the Percon board of directors for use at a special meeting of shareholders to be held on _____________, 1999 at 9:00 a.m. local time, at the Company's facilities at 1800 Millrace Drive, Eugene, Oregon. This proxy statement and the enclosed proxy card are first being mailed to the shareholders of Percon on or about __________, 1999.

         The purpose of the special meeting is to consider and vote on a proposal to approve the merger agreement, including the plan of merger.

         A proxy card for use at the special meeting accompanies each copy of this proxy statement mailed to holders of Percon common stock.

         As of ____________, 1999, directors and executive officers of Percon and their affiliates beneficially owned approximately _________ shares of Percon common stock, or approximately ____% of the shares of Percon common stock outstanding on that date.

Recommendation of the board

         The Percon board of directors has unanimously adopted the merger agreement and approved the merger. The Percon board of directors believes the transactions the merger agreement contemplates are advisable and in the best interests of the shareholders of Percon. Accordingly, the Percon board unanimously recommends that the shareholders of Percon vote "FOR" approval of the merger agreement. In making its determination to approve the merger, the Percon board considered, among other things, the opinion of McDonald Investments that as of the date of the merger agreement and, subject to and based on the considerations in its opinion, the merger consideration was fair from a financial point of view to Percon shareholders. See "The Merger - Reasons for the merger."

Votes required for approval of the merger agreement

         The affirmative vote of the holders of a majority of the shares of Percon common stock outstanding on the record date is required to approve the merger. Each holder of Percon common stock on the record date is entitled to one vote per share held by him or her on the proposal to approve the merger agreement.

         Simultaneously with the execution of the merger agreement, each of Michael P. Coughlin, Andy J. Storment, Arlen I. Prentice and entities controlled by each of them, who together own approximately 45% of the shares of Percon common stock outstanding on the record date, entered into voting agreements with PSC. Under the voting agreements, the shareholders agreed, among other things, to vote their shares of Percon common stock in favor of the merger and the approval and adoption of the merger agreement.

         Only holders of record of Percon common stock at the close of business on the record date will be entitled to receive notice of and vote at the special meeting. As of the record date, ________ shares of Percon common stock were outstanding. Holders of a majority of the outstanding shares of Percon common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting.

         A list of Percon shareholders entitled to vote at the Percon special meeting will be available for inspection during normal business hours at the corporate offices of Percon, 1800 Millrace Drive, Eugene, Oregon 97403.

Voting of proxies

         To submit a proxy, holders of shares of Percon common stock should complete, sign, date and mail the enclosed proxy card in accordance with the instructions set forth on the card.

         All shares of Percon common stock represented at the special meeting by properly executed proxy cards received before or at the special meeting, unless those proxy cards previously have been revoked, will be voted at the special meeting in the manner specified on the proxy card. Signed proxy cards that do not contain voting instructions will be voted "FOR" the merger.

         If a signed proxy card is returned and the shareholder has explicitly abstained from voting on the merger, the shares represented by the proxy will be considered present at the special meeting for purposes of determining whether a quorum exists, but will not count as votes cast in favor of the merger and, therefore, will have the same effect as a vote against the merger. Likewise, broker non-votes will be counted for purposes of determining whether a quorum exists at the special meeting but will not count as votes cast in favor of the merger and, therefore, will have the same effect as a vote against the merger.

         If the special meeting is adjourned for any reason, the approval of the merger may be considered and voted upon by shareholders at the reconvened meeting. All proxies will be voted in the same manner as they would have been voted at the original meeting, except for any proxies that have been properly withdrawn or revoked.

How to revoke a proxy

         A proxy may be revoked by

         o delivering to the Secretary of Percon, before the vote at the special meeting, a written notice of revocation dated after the date of the proxy card,

         o signing a later proxy relating to the same shares and delivering it to the Secretary of Percon before the vote at the special meeting, or

         o attending the special meeting and voting in person, although merely attending the special meeting will not revoke your proxy.

         All written notices of revocation and other communications about revocation of proxies should be addressed to Percon, 1800 Millrace Drive, Eugene, Oregon 97403, Attention: Mr. Andy J. Storment, Secretary, or hand delivered to the Secretary before the vote at the special meeting.

Solicitation of proxies

         Percon will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from holders of Percon common stock by telephone, in person or through other means. We will not compensate these people for this solicitation, but we will reimburse them for reasonable out-of-pocket expenses they incur in connection with this solicitation. We will also arrange for brokerage firms, fiduciaries and other custodians to send solicitation materials to the beneficial owners of shares held of record by those persons. We will reimburse these brokerage firms, fiduciaries and other custodians for reasonable out-of-pocket expenses they incur in that connection. Allen Nelson & Company, Incorporated, our proxy solicitor, will assist in the solicitation of proxies for a fee of $______, plus reimbursement of reasonable out-of-pocket expenses. We will indemnify our proxy solicitor against specific liabilities and expenses, including liabilities and expenses under the federal securities laws.

                                  The Companies

Percon

         Percon was incorporated under Washington law in 1990 to acquire substantially all the assets of a predecessor company that was formed in 1983. Percon develops, assembles and markets data collection hardware and data management software products. Percon's principal executive offices are located at 1800 Millrace Drive, Eugene, Oregon 97403, and its telephone number is (541) 344-1189.

PSC

         PSC, a New York corporation, designs, manufactures and markets a broad line of laser and non-laser based handheld and fixed position bar code scanners, bar code engines, verifiers, integrated sortation and point-of-sale scanning and automated dimensioning systems for the worldwide automatic identification and data capture market. PSC's principal executive offices are located at 675 Basket Road, Webster, New York, and its telephone number is (716) 265- 1600.

PSC merger subsidiary

         West Acquisition Corp. is a Washington corporation and a wholly owned subsidiary of PSC. West was organized solely for the purpose of entering into the merger agreement with Percon and completing the merger and has not conducted any business operations.

                                   The Merger

Background of the merger

         In early March 1999, Percon held discussions with McDonald Investments, Inc. to explore strategic alternatives for Percon. On March 16, 1999, the Percon board of directors met and discussed Percon's business strategies and issues surrounding "micro cap" companies in general and the need to provide value for Percon's shareholders. The board suggested that management prepare a list of strategic candidates for Percon. The board also directed management to explore engaging an investment banking firm to review various alternatives for Percon.

         In early April 1999, management asked McDonald Investments to prepare a proposal to provide general financial advisory services to Percon. McDonald prepared a proposal and reviewed this proposal individually with each of the board members during the week of April 26, 1999. Among other things, the proposal contained a history of Percon's financial performance and stock prices, a list of key issues facing Percon, and a preliminary valuation of Percon.

         On May 3, 1999, the Percon board of directors held a telephonic meeting with McDonald and Percon's legal advisers, to review McDonald's proposal. The board also reviewed prospective strategic and financial combination candidates, including PSC. The board recommended further exploration of a possible transaction with PSC and investigation of other possible candidates for a transaction. The board also recommended delaying the engagement of McDonald Investments for financial advisory services.

         On May 5, 1999, Michael Coughlin, president and chief executive officer of Percon, called Robert Strandberg, president and chief executive officer of PSC, and discussed the possibility of engaging in a transaction with PSC. Mr. Strandberg indicated PSC was interested in pursuing a potential transaction. Mr. Coughlin suggested that PSC present a combination proposal for Percon's review.

         On May 6, 1999, Mr. Coughlin held discussions with a private equity investment firm to inquire about a possible transaction.

         The Percon board of directors met on May 27, 1999 and discussed, among other things, the status of discussions with PSC. Following this discussion, the board directed Mr. Coughlin to continue pursuing discussions with PSC.

         On June 8, 1999, Mr. Coughlin and Andy Storment, Percon's executive vice president of business development, met with Mr. Strandberg to discuss the possible purchase of Percon by PSC.

         On June 9, 1999, Mr. Coughlin, Mr. Storment and Percon's legal advisers met with the private equity investment firm to discuss a possible transaction. From June 9 through June 18, 1999, Percon and the investment firm negotiated a confidentiality agreement, which was signed on June 19, 1999. Following the signing of the confidentiality agreement, Percon and the investment firm commenced discussing due diligence matters, which continued over the next two weeks. On July 1, 1999, the investment firm notified Percon that the investment firm was prepared to enter into a going private transaction with Percon that would value Percon's common stock at $10.00 per share subject to a satisfactory due diligence review.

         On June 28 and 29, 1999, PSC and Percon held meetings in Eugene, Oregon to continue discussing a possible business transaction. Mr. Strandberg, other representatives of PSC, and Mr. Coughlin, Mr. Storment and Arlen Prentice, Percon's chairman, participated in these meetings. Because these meetings were productive, the parties agreed to enter into confidentiality agreements to facilitate an exchange of more information. From June 29 through June 30, 1999, the parties negotiated confidentiality agreements, which they signed as of July 1 and July 9, 1999, respectively.

         From July 1 through July 20, 1999, PSC and Percon exchanged information and discussed due diligence matters, internally reviewed the potential benefits of a transaction and the possible structure of a transaction, and negotiated a term sheet for a possible transaction.

         On July 20, 1999, PSC and Percon signed a term sheet, which provided for a merger of Percon with PSC or a subsidiary of PSC. The term sheet provided that, in the proposed merger, each share of Percon common stock would be exchanged for 1.3 shares of PSC common stock. On July 20, 1999, the closing price per share of PSC common stock was $9.875 and the closing price per share of Percon common stock was $8.25. The term sheet also provided for a non-solicitation period ending on September 18, 1999 and payment of a termination fee in certain circumstances. The non-solicitation period and related terms subsequently were extended through October 7, 1999. On July 21 and 22, 1999, representatives of PSC conducted further due diligence at Percon's offices in Eugene, Oregon.

         On August 4 and 5, 1999, PSC and Percon held meetings at the offices of PSC's legal advisers to continue discussing due diligence matters and to negotiate the terms of a merger agreement. Members of the management of PSC and Percon, representatives of PSC's financial advisers and PSC's and Percon's respective legal advisers participated in these meetings. At these meetings, Percon suggested modifying the merger consideration proposed in the term sheet. Rather than a fixed exchange ratio, Percon proposed that the exchange ratio be adjustable and subject to possible collars. The parties also discussed the terms of Mr. Coughlin's and Mr. Storment's relationship with PSC following the proposed merger and whether there were any issues that would prevent the parties from entering into a transaction.

         The Percon board met on August 6, 1999 and was updated on the status of the discussions between Percon and PSC regarding a possible business combination and other pending strategic initiatives. After this meeting, the parties continued discussing open issues, including the proposed merger consideration. On August 31, 1999, Mr. Strandberg, Mr. Coughlin and Mr. Storment discussed changing the transaction from stock consideration to cash consideration for the sale.

         On September 3, 1999, representatives of PSC proposed modifying the form of the proposed transaction to guarantee Percon a $13 per share price based on a variable exchange ratio for PSC stock. On September 9, 1999, PSC proposed that in the merger each share of Percon common stock would be exchanged for a number of shares equal to an amount calculated by dividing $13.00 by the average closing sale price of PSC common stock for the preceding 30 trading days, subject to specified adjustments and conditions.

         On September 28, 1999, Mr. Coughlin and Mr. Storment met with Mr. Strandberg in Portland, Oregon and informed Mr. Strandberg that Percon was not willing to continue merger discussions under the proposed terms. Mr. Strandberg indicated that PSC might be willing to consider merger consideration of $13.00 cash per share. On September 30, 1999, Mr. Strandberg notified Percon that PSC would modify the form of the proposed merger consideration so that each share of Percon common stock would be converted into the right to receive $13.00 cash upon completion of the merger. On that date, the closing price per share of Percon common stock was $9.75. During the week of October 4, 1999, the parties renewed negotiations concerning a possible business combination.

         On October 13, 1999, the Percon board met to discuss the modified terms of the potential combination with PSC. The Percon board directed management to proceed with negotiations with PSC.

         On November 4, 1999, Mr. Prentice informed Robert Ehrlich, PSC's chairman, that Percon would not continue with the merger discussions unless the merger consideration was increased to $15 cash per share.

         On November 5, 1999, representatives of PSC proposed further modifying the proposed merger agreement. Under the terms of this proposal, each share of Percon common stock would be converted into the right to receive $15.00 cash upon completion of the proposed merger. On that date, the closing price per share of Percon common stock was $12.9375. Management of PSC and Percon and their respective legal advisers continued negotiating the terms of the proposed merger agreement and related agreements and providing additional due diligence materials through November 9, 1999.

         The Percon board of directors met on November 9, 1999.  At the meeting

         o Percon's legal advisers and management updated the Percon board on the status of negotiations with PSC, including the proposed terms of Mr. Coughlin's and Mr. Storment's arrangements with PSC following the proposed merger, and informed the board that all substantive issues had been resolved,

         o Percon's legal advisers made a presentation to the Percon board regarding the fiduciary duties of the Percon board,

         o Percon's legal advisers reviewed with the Percon board the terms of the proposed merger agreement with PSC and the regulatory filings and approvals that would be required in connection with the proposed transaction,

         o McDonald Investments made a financial presentation to the Percon board and

         o McDonald Investments rendered its opinion to the effect that, as of that date, the merger consideration was fair to Percon shareholders from a financial point of view.

         Afterwards, the Percon board by unanimous vote determined the merger was fair to, and in the best interests of, Percon and its shareholders and

         o unanimously approved the terms of the merger agreement and the transactions contemplated by the merger agreement and

         o authorized the execution of the merger agreement and recommended approval by Percon shareholders at a special meeting to be held to vote on the transaction.

         On November 9, 1999, the closing price of Percon common stock was $14.1875 per share. Later that evening, all documentation, including the disclosure schedules of Percon, were finalized to the satisfaction of the designated officers, and all conditions with respect to the execution of the merger agreement were satisfied. Late that night

         o        PSC and Percon executed and delivered the merger agreement and

         o specified shareholders of Percon executed and delivered voting agreements agreeing to vote their shares in favor of the merger.

         On November 10, 1999, PSC and Percon publicly announced the signing of the merger agreement.

Reasons for the merger

         In arriving at its determination to approve the merger, the Percon board considered the opportunity the merger would provide to secure a premium for shareholders over recent market prices of Percon common stock. In comparing this premium with the return on shareholder investment believed to be achievable through future appreciation of Percon common stock if Percon remained an independent company, the Percon board considered various factors affecting Percon's future financial performance and prospects. These factors included:

         o increasing consolidation in the industry and Percon's ability to compete with larger companies with substantially greater resources and name recognition than Percon,

         o Percon's ability to continue to motivate value added resellers, or VARS, and systems integrators to use and sell Percon products, and

         o Percon's ability to continue to attract experienced and qualified engineers and other personnel in a highly competitive marketplace.

         In the course of its deliberations, the Percon board considered, among other things:

         o historical information concerning Percon's business, prospects, financial performance and condition, operations, technology, management and competitive position,

         o current financial market conditions and historical market prices, volatility and trading information with respect to Percon's common stock,

         o the merger consideration to be received by the holders of shares of Percon common stock in the merger and a comparison of comparable merger transactions,

         o        the reputation and financial condition of PSC,

         o the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations, are reasonable,

         o the fact that the merger agreement permits the Percon board to furnish information to, or to engage in negotiations with, third parties and to terminate the merger agreement, in each case only in response to an unsolicited superior proposal in accordance with the terms described below under "The Merger Agreement -- No solicitation of transactions" and the belief of the Percon board that the payment by Percon of a termination fee of $2 million plus up to $400,000 in out-of-pocket expenses to PSC in the event of such a termination would not unreasonably discourage third parties from making a superior proposal,

         o the business and financial prospects of Percon as an independent company,

         o the potential for other third parties to enter into strategic relationships with or to acquire Percon if Percon did not enter into the merger agreement,

         o the fact that Percon contacted a private equity investment firm to discuss a possible acquisition and that firm offered to enter into a going private transaction that would value Percon at $10 per share,

         o the possibility that the merger might not be consummated and the effect of public announcement of the merger on (a) Percon's sales, operating results and stock price and (b) Percon's ability to attract and retain key management, marketing and technical personnel,

         o         the financial effect of the merger, and

         o the opinion of McDonald Investments that, as of November 9, 1999 and subject to and based on the matters described in its opinion, the merger consideration to be received by the holders of shares of Percon common stock in the merger was fair from a financial point of view to the Percon shareholders.

The Percon board concluded that the benefits of the merger outweigh any of the potentially negative factors it considered.

         The discussion above sets forth the material information and factors our board considered in its consideration of the merger agreement. In view of the wide variety of factors considered, the Percon board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. The determination to approve the merger was made after consideration of all of the factors as a whole. In addition, individual members of our board may have given different weights to different factors.

Opinion of financial advisor

         On October 18, 1999, Percon retained McDonald Investments Inc., a KeyCorp company, to deliver an opinion to Percon's board of directors as to the fairness, from a financial point of view, of the merger consideration to Percon's shareholders. As set forth in its opinion, McDonald assumed and relied on, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of its opinion. McDonald did not make or obtain an independent evaluation or appraisal of Percon's assets or liabilities. McDonald's engagement was limited to the rendering of the opinion described below. Accordingly, it was not authorized to, and did not, solicit from other parties indications of interest with respect to combining with or acquiring Percon or any of its assets. McDonald was not involved in the negotiation of the merger agreement or the determination of the amount of the merger consideration.

         Representatives of McDonald attended the November 9, 1999 meeting of the Percon board at which the directors considered the merger proposal and approved the merger agreement. At that meeting, representatives of McDonald made presentations and reviewed various aspects of the merger, including the financial terms and conditions of the merger. At that meeting, McDonald rendered its oral opinion to the Percon board that, as of that date, the merger consideration was fair, from a financial point of view, to the shareholders of Percon. That opinion was subsequently confirmed in writing. McDonald's written opinion is attached as Appendix B to this proxy statement and is incorporated by reference in this proxy statement. We encourage you to read the opinion in its entirety because it contains a full description of the procedures followed, assumptions and qualifications made, matters considered and limitations undertaken by McDonald.

         McDonald's opinion is directed to the board of directors of Percon and addresses only the fairness, from a financial point of view, to the Percon shareholders of the merger consideration. The opinion was provided solely for the information of the board of directors to assist it in its consideration of the transaction contemplated by the merger agreement. The opinion does not constitute a recommendation about how Percon's shareholders should vote on the merger.

         In connection with the opinion, McDonald reviewed a variety of materials, including the following:

         o The merger agreement, including the exhibits and schedules to the merger agreement;

         o Publicly available information about Percon, including its annual reports to shareholders and Form 10-Ks for each of the last five fiscal years and Percon's Form 10-Qs for the past two years;

         o Other internal information, primarily financial in nature, including management's projections, concerning Percon's business and operations;

         o Publicly available information about the trading of, and the trading markets for, Percon's common stock;

         o Publicly available information about some other companies that McDonald believes to be comparable to Percon and the trading markets for those companies' securities; and

         o Publicly available information about the nature and terms of some other transactions that McDonald considered relevant to its inquiry.

         McDonald also held discussions with Percon's officers and employees about the rationale for the merger and Percon's past and current business operations, financial condition and future prospects. In preparing its opinion, McDonald performed a variety of financial and comparative analyses and, together with Percon, made assumptions about Percon's assets, financial conditions and other matters, many of which are beyond Percon's control. McDonald's estimates of value are based on these analyses. The valuation results determined from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, and are inherently uncertain.

         The following paragraphs summarize the analyses that McDonald performed in arriving at its opinion and these summaries have been reviewed by the board of directors.

         Comparable Merger and Acquisition Analysis. McDonald analyzed information related to 15 selected acquisition transactions for which public information was available. This analysis was conducted to determine relevant valuation multiples for transactions considered similar to the proposed merger. No transaction used as a comparison in this analysis is identical to the merger. McDonald identified transactions of companies and industries similar to Percon and its industry, including producers of barcode printers and readers, mobile computer systems, label printers and printer ribbons, automated testing equipment and thermal imaging camera systems. After review of transactions where financial information was available, McDonald applied a range of the transactions' multiples to Percon's latest 12 months sales and EBIT figures to derive a valuation for Percon. A range of 0.9x to 1.1x latest twelve months sales and 8.0x to 10.0x latest twelve months EBIT was used to calculate an implied value for Percon. This methodology implied a valuation of between $10.84 and $13.68 per Percon share, as compared to the merger consideration of $15.00 per share.

         Selected Comparable Public Company Analysis. The comparable public company analysis involves an analysis of publicly traded companies that McDonald considered to be comparable to Percon in the areas of industry, operations, performance and markets served. This analysis is predicated on the theory that the market value of a company can be estimated by deriving market multiples from publicly traded companies that relate their stock prices to their earnings, cash flows or other measures. No company used as a comparison in this analysis is identical to Percon.

         After screening applicable standard industrial classification codes and other relevant criteria, McDonald selected public companies that in its estimation were reasonably similar in scope of operations to Percon. These comparable companies included:

         o        Checkpoint Systems, Inc.,

         o        EMS Technologies, Inc.,

         o        Hypercom Corporation,

         o        Metrologic Instruments, Inc.,

         o        PSC,

         o        Paxar Corporation,

         o        Symbol Technologies, Inc.,

         o        Telxon Corporation,

         o        WPI Group, Inc.,

         o        Zebra Technologies Corporation,

         o        Teklogix International, Inc., and

         o        Unova, Inc.

This group includes companies with market capitalizations of $16.0 million to $3.6 billion.

         The data and ratios McDonald compared included:

         o        enterprise value to latest twelve months sales;

         o enterprise value to latest twelve months earnings before interest, taxes, depreciation and appreciation, or EBITDA;

         o enterprise value to latest twelve months earnings before interest and taxes, or EBIT;

         o equity market value to latest twelve months earnings per share;

         o equity market value to estimated fiscal year 1999 earnings per share; and

         o equity market value to estimated fiscal year 2000 earnings per share.

         Enterprise value is defined as current stock price multiplied by shares outstanding, plus debt and preferred securities, minus cash. Equity market value is defined as current stock price multiplied by shares outstanding.

         An analysis of enterprise value to latest twelve months sales yielded a range of 0.5x to 3.4x with a mean, excluding the high and low, of 1.1x and a median of 0.9x. An analysis of enterprise value to latest twelve months EBITDA yielded a range of 3.6x to 17.9x with a mean, excluding the high and low, of 8.4x and a median of 7.8x. An analysis of enterprise value to latest twelve months EBIT yielded a range of 5.4x to 25.4x with a mean, excluding the high and low, of 13.2x and a median of 12.7x. An analysis of equity market value to latest twelve months earnings per share yielded a range of 7.0x to 34.6x with a mean, excluding the high and low, of 19.3x and a median of 16.9x. An analysis of equity market value to estimated fiscal year 1999 earnings per share yielded a range of 7.4x to 34.1x with a mean, excluding the high and low, of 17.4x and a median of 15.6x. An analysis of equity market value to estimated fiscal year 2000 earnings per share yielded a range of 6.3x to 28.5x with a mean, excluding the high and low, of 12.3x and a median of 10.8x. McDonald applied the valuation multiples, using the comparable companies' mean, excluding the high and low, and median multiples. This method, after appropriate premiums and discounts, implied a valuation of between $12.37 and $15.00 per Percon share, as compared to the merger consideration of $15.00 per share.

         Discounted Cash Flow Analysis. McDonald performed a discounted cash flow analysis to calculate Percon's implied present value per share based on management's projections through December 31, 2004. Using this information, McDonald calculated the free cash flows Percon could generate through December 31, 2004. McDonald also calculated an estimated terminal value of Percon at the end of year 2004 based on a 9.0x EBIT multiple. These future cash flows and terminal value were discounted using discount rates ranging from 14.0% to 18.0%. In deriving the range of discount rates, McDonald calculated a weighted average cost of capital for Percon using the Capital Asset Pricing Model. McDonald also reviewed management's projections and the assumptions on which they were based and analyzed future cash flows that reflected management's downside, base case and optimistic projections and the risks associated with the achievement of these future cash flows. The sum of the present value of the free cash flows and terminal values minus outstanding debt plus existing cash as of September 30, 1999 yielded implied prices per share ranging from $13.94 per share to $16.08 per share, as compared to the merger consideration of $15.00 per share.

         Inherent in any discounted cash flow valuation is the use of a number of assumptions, including the accuracy of management's projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis.

         Premium Analysis. McDonald reviewed publicly available information concerning premiums paid in 21 publicly announced acquisition transactions involving companies in the computer hardware, office equipment, electronics and electrical equipment industries completed between October 1993 and July 1999. McDonald analyzed the median premiums paid in these transactions over the market price of the securities 30 days, five days and one day before the public announcement of the proposed transaction. The median premiums represented by the purchase prices paid in the acquisitions involving consideration of between $100 million and $250 million reviewed by McDonald were 48.0% at 30 days before announcement, 41.9% at five days before announcement and 33.8% at one day before announcement. For transactions involving consideration of less than $100 million, the median premiums represented by the purchase prices paid were 30.2% at 30 days before announcement, 24.1% at five days before announcement and 18.0% at one day before announcement. The merger consideration represents a premium of 56.9% over the market price of Percon's shares 30 days before the announcement, 17.6% over the market price of Percon's shares five days before announcement, and 15.9% over the market price of Percon's shares one day before announcement.

         Leveraged Buyout Analysis. McDonald analyzed a leveraged buyout transaction to determine the price a typical leveraged buyer could afford to pay under prevailing market conditions. For purposes of this analysis, McDonald used management's financial projections for fiscal years 1999 through 2004 and McDonald's judgment about capitalization. The analysis was based on the following assumptions:

         o market rates of interest on senior debt of 10.0% and subordinated debt of 13.0%;

         o        senior debt of approximately 4.0 times latest twelve months
                  EBITDA;

         o expected internal rates of return of approximately 35% to 40% or greater for equity investors; and

         o expected internal rates of return of approximately 18.0% to 21.0% for subordinated debt investors.

         This methodology implied a valuation of between $10.90 and $12.00 per share, as compared to the $15.00 per share merger consideration.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary, without considering the whole analysis, could create an incomplete view of the processes underlying the opinion. In arriving at its fairness determination, McDonald considered the results of all of these analyses and did not attribute particular weight to any analysis or factor considered by it. Rather, McDonald made its determination about the fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

         No company or transaction used in the above analyses as a comparison is identical to Percon or the contemplated transaction. The analyses were prepared solely for the purposes of McDonald providing its opinion to the board of directors about the fairness of the merger consideration, from a financial point of view, to Percon's shareholders. As such, these analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently uncertain, being based on numerous factors or events beyond the control of the parties or their respective advisors, neither Percon nor McDonald nor any other person assumes responsibility if future results are materially different from those forecasted. The opinion was one of many factors taken into consideration by the board of directors in making its determination to adopt the merger agreement.

         McDonald, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Percon selected McDonald as its financial advisor because McDonald is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

         McDonald provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities of Percon or PSC for its own account or for the accounts of customers.

         Percon is a party to a business loan agreement with Key Bank of Oregon, an affiliate of McDonald Investments Inc. That agreement permits Percon to borrow up to 80% of eligible accounts receivable and 25% of eligible inventory, as defined in the loan agreement, to a maximum of $1.0 million. Outstanding principal amounts under the loan agreement bear interest at the bank's prime rate.

         Under a letter agreement dated October 8, 1999, Percon's board of directors engaged McDonald to undertake a study to enable it to render its opinion to Percon's board of directors about the fairness, from a financial point of view, of the consideration to be received by Percon's shareholders under the merger agreement. As consideration for its services, Percon agreed to pay McDonald a fee of $200,000, which was to be paid at the time McDonald rendered its opinion. Percon also has agreed to indemnify McDonald against some expenses and liabilities, including liabilities under the federal securities laws, connected with or resulting from services performed by McDonald as financial advisor to Percon.

Interests of members of the Percon board of directors and management in the merger

         When you consider the recommendations of our board of directors, you should be aware that the officers and directors of Percon may have interests in the merger that are different from, or in addition to, your interests. These interests may create potential conflicts of interest. Our board of directors was aware of these interests when it approved the merger.

         Employment agreements. Percon has entered into employment agreements with five of its officers. With respect to the agreements, with three of these officers, generally if any of these officers is terminated, suffers a material reduction in the officer's pay, benefits, duties or responsibilities, or is required to relocate within two years after completion of the merger, the officer will receive a severance payment equal to six months of salary, and all options to purchase Percon common stock held by the officer will become immediately exercisable.

         Conversion of unexercisable options. Upon completion of the merger, each outstanding option to purchase Percon common stock, to the extent the option is exercisable immediately before the completion of the merger, will represent the right to receive, upon completion of the merger, an amount in cash equal to the positive difference, if any, between the per share merger consideration and the exercise price of the option multiplied by the number of shares for which the option was exercisable immediately before completion of the merger. Furthermore, upon completion of the merger, each outstanding option to purchase Percon common stock, to the extent the option is not exercisable immediately before the completion of the merger and subject to various other conditions, including continued employment with the surviving corporation or an affiliate, will represent the right to receive, from time to time after the option otherwise would have become exercisable, an amount in cash equal to the positive difference, if any, between the per share merger consideration and the exercise price of the option multiplied by the number of shares for which the option would have otherwise become exercisable following completion of the merger.

         The following table indicates the options held by the executive officers and directors of Percon that will convert into the right to receive cash as described in the immediately preceding paragraph:


                                   Approximate Spread Value          Approximate Spread Value of
                                   of Exercisable Options(1)           Unexercisable Options (1)
                                   -------------------------         ---------------------------
Michael P. Coughlin............... $                 136,320         $                   105,030
Andy J. Storment..................                   136,320                              63,100
J. Brad West......................                    43,980                              42,220
Arlen I. Prentice.................                   208,750                                   0
Donald K. Skinner.................                   208,750                                   0
Dana E. Siebert...................                    71,250                                   0
Five remaining executive
officers as a group...............                   107,375                             374,675
-----------------------

(1) The amounts in this column have been determined by multiplying (a) the number of shares of Percon common stock subject to the respective options by (b) the excess of $15.00 over the exercise price of each option.


         Indemnification of directors and officers. Following the merger, PSC will indemnify each present and former director and officer of Percon from liabilities incurred in connection with any claims or proceedings arising at or before the completion of the merger to the fullest extent provided under Washington law and Percon's articles of incorporation and bylaws.

         Directors' and officers' insurance. For six years after the completion of the merger, the surviving corporation of the merger will maintain Percon's existing policy of directors' and officers' liability insurance for acts and omissions occurring before the merger. If the existing directors' and officers' liability insurance expires or terminates, the surviving corporation must obtain directors' and officers' liability insurance of at least the same coverage and amounts for the remainder of the six-year period.

         Noncompetition Agreements. As a condition to completing the merger, Michael P. Coughlin, Andy J. Storment and Arlen I. Prentice each must execute a noncompetition agreement with PSC. Under the agreement, Messrs. Coughlin, Storment and Prentice will agree that, for a period of two years after the completion of the merger, they will not

         o engage in any business that competes with the businesses of Percon and PSC at the time the noncompetition agreement becomes effective;

         o own or control any entity engaged in, or planning to engage in, the businesses of Percon and PSC at the time the noncompetition agreement becomes effective;

         o assist or engage in any business transaction, other than transactions entered into on an arm's-length basis, with any entity engaged in, or planning to engage in, the businesses of Percon and PSC at the time the noncompetition agreement becomes effective; or

         o engage in any transactions that would result in an evasion of these agreements.

Messrs Coughlin, Storment and Prentice have also agreed

         o not to disclose any of Percon's confidential information without PSC's consent;

         o to comply with PSC's policies regulating the nondisclosure of confidential information; and

         o to exercise due care in safeguarding Percon's confidential information from disclosure.

Nor will Messrs Coughlin, Storment and Prentice solicit, on behalf of any entity engaged in, or planning to engage in, the businesses of Percon and PSC at the time the noncompetition agreement becomes effective, any of Percon's customers for two years after completion of the merger. Finally, Messrs Coughlin, Storment and Prentice have agreed, for a period of two years following the completion of the merger, not to employ an employee of Percon or its affiliates, or a person who has been an employee of Percon or its affiliates during the year preceding and the year following the completion of the merger. They have also agreed not to induce these people to leave their employment with Percon or its affiliates. In return for these agreements, Mr. Coughlin will receive $31,250 per calendar quarter over the eight calendar quarters during which the noncompetition agreement is in effect and Mr. Storment will receive $18,750 per calendar quarter.

         Consulting Agreement. As a condition to completing the merger, Michael
P. Coughlin must execute a consulting agreement with PSC. Under the consulting agreement, Mr. Coughlin will agree to provide up to 120 hours a month of consulting services to PSC upon the request of PSC's chief executive officer. Mr. Coughlin will provide these consulting services for one year after the consulting agreement becomes effective. In return for his services, Mr. Coughlin will receive $200 for each hour Mr. Coughlin provides consulting services and for reasonable travel time for trips outside of Eugene, Oregon. In addition, he will be reimbursed for travel and other business expenses that he incurs in fulfilling his duties under the consulting agreement. Mr. Coughlin will also receive during the term of the consulting agreement the same health and medical benefits that senior executives of PSC receive. His options to purchase Percon common stock will also continue to vest during the term of the agreement. The agreement contains confidentiality, noncompetition and nonsolicitation terms similar to the terms described above under "-Noncompetition Agreements." PSC will be able to terminate the agreement at any time if it gives 90 days written notice. Mr. Coughlin will be able to terminate after six months after the effective date of the agreement if he gives 90 days written notice. PSC will be able to terminate Mr. Coughlin at any time if he

         o        fails to perform his duties as reasonably requested;

         o        is grossly negligent in performing his duties;

         o commits acts involving dishonesty, wilful misconduct, breach of fiduciary duty, fraud or other similar offenses;

         o        is convicted of a felony; or

         o wilfully causes PSC or any of its affiliates to violate a material law.

On termination, Mr. Coughlin will be entitled to any payments due to him as of the date of termination.

         Employment Agreement. As a condition to completing the merger, Andy J. Storment must execute an employment agreement with PSC. Under the agreement, Mr. Storment will become a senior vice president of PSC for a term that will end on December 31, 2001. Mr. Storment will receive a salary of $200,000 a year and will be eligible to receive a yearly bonus based on sales revenue for each year during the term of the agreement. Mr. Storment will also receive the same health, medical and dental benefits that other executive officers of the PSC receive, be eligible to participate in PSC's 401(k) plan and receive an automobile allowance. After one year of employment, Mr. Storment will be eligible to participate in PSC's stock option plan. He will also be reimbursed for travel and other business related expenses that he incurs in performing his duties under the employment agreement. The agreement contains confidentiality, noncompetition and nonsolicitation terms similar to the terms described above under "-Noncompetition Agreements." If PSC terminates Mr. Storment's employment without cause, or Mr. Storment terminates his employment under circumstances specified in the agreement, Mr. Storment will be entitled to receive

         o his base salary until the end of the agreement's term or until the first anniversary of his termination, whichever is later;

         o reimbursement for all expenses incurred by Mr. Storment before the termination date;

         o the pro rata amount of Mr. Storment's annual bonus for the year of termination based on the number of days worked by Mr. Storment during that year;

         o medical and other benefits until the end of the agreement's term or until the first anniversary of his termination, whichever is later; and

         o all other payments due to Mr. Storment under the terms of the agreement.

PSC will have cause to terminate Mr. Storment if he

         o        fails to perform his duties as reasonably requested;

         o        is grossly negligent in performing his duties;

         o commits acts involving dishonesty, wilful misconduct, breach of fiduciary duty, fraud or other similar offenses;

         o        is convicted of a felony; or

         o wilfully causes PSC or any of its affiliates to violate a material law.

If PSC terminates Mr. Storment for cause, or Mr. Storment resigns for reasons other than as specified in the agreement, Mr. Storment will be entitled to salary and reimbursement for expenses due to him as of the date of termination. Mr. Storment and PSC will enter into a change-in-control agreement at the same time they enter into the employment agreement.

Accounting treatment

         The merger will be treated as a purchase for accounting purposes.

U.S. federal income tax consequences

         This section discusses the material United States federal income tax consequences of the merger to Percon shareholders whose shares of Percon common stock are surrendered in the merger in exchange for the right to receive cash consideration of $15 per share. The discussion below applies only to Percon shareholders that hold Percon common stock as capital assets at the time of the merger, and the discussion may not apply to shareholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, persons that hold common stock as part of a "straddle," "hedge" or "synthetic security transaction," including a "conversion" transaction, persons with a "functional currency" other than the U.S. dollar, retirement plans and tax-exempt organizations, shareholders who acquired Percon common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation, or shareholders that are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates. The discussion below is based upon federal income tax laws as now in effect and interpreted and does not take into account possible changes in these tax laws or interpretations, any of which may be applied retroactively. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to Percon shareholders.

         This section does not discuss all aspects of federal income taxation that may be relevant to a particular Percon shareholder in light of the shareholder's particular circumstances and income tax situation. Each shareholder should consult his, her or its own tax advisor as to the specific tax consequences of the merger, including the application and effect of federal, state, local, foreign and other tax laws or changes to those laws.

         For federal income tax purposes, a Percon shareholder generally will recognize capital gain or capital loss equal to the difference between the cash received by the shareholder pursuant to the merger and the shareholder's adjusted tax basis in the shares of Percon common stock surrendered pursuant to the merger. If at the time of the merger a noncorporate shareholder's holding period for the shares of Percon common stock is more than one year, any gain recognized generally will be subject to federal income tax at a maximum rate of 20%. If a shareholder's holding period for the shares of common stock is one year or less at the time of the merger, any gain will be subject to federal income tax at the same rate as ordinary income. Any capital loss generally will be applied to offset the shareholder's capital gains, if any, from other transactions. For noncorporate shareholders, any amount of capital loss in excess of capital gain in any year generally is deductible against ordinary income only to the extent of $3,000, but any net capital loss in excess of $3,000 may be carried forward to subsequent taxable years.

         For corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible. Corporations, however, generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.

         Consideration received by Percon shareholders in the merger may be subject to backup withholding at a 31% rate. Backup withholding generally will apply only if the shareholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a credit against the shareholder's federal income tax liability and may entitle the shareholder to a refund, provided the shareholder furnishes specified required information to the Internal Revenue Service.

Regulatory matters

         Under the Hart-Scott-Rodino Act, the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission must review transactions such as the merger. The merger may also be reviewed by state antitrust authorities. The government agencies conducting these reviews determine whether there is reason for them to believe the merger violates antitrust laws. The Hart-Scott-Rodino Act requires Percon and PSC to notify these federal agencies of the merger. Percon and PSC expect to file the notification reports with the Antitrust Division and the Federal Trade Commission in the first week of December 1999 and the waiting period with respect to these filings is expected to expire 30 days after the filing date.

         At any time before or after the merger becomes effective, the Antitrust Division, the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger or to cause Percon or PSC to divest various assets. Under the merger agreement, the obligation of Percon and PSC to complete the merger is conditioned on

         o        the termination or expiration of the waiting periods, and

         o the absence of any injunction against the merger on antitrust or other grounds.

         Other than the matters described in this document, we are not aware of any significant government or regulatory approvals that we need to obtain, or waiting periods with which we need to comply, to complete the merger. If we discover that other approvals or waiting periods are required, we will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it. Even if we could obtain the approval, conditions may be placed on it that would cause us to abandon the merger.

Dissenters' rights

         Under the Washington Business Corporations Act, holders of Percon common stock have the right to dissent from the merger and to receive payment in cash of the fair value of their shares of Percon common stock instead of the $15.00 per share merger price. To preserve their rights, shareholders who wish to exercise their statutory dissenters' rights must

         (1) deliver to Percon before the special meeting written notice of their intent to demand payment for their shares of Percon common stock if the merger is effected; and

         (2)      not vote their shares in favor of the merger.

         Chapter 13 of the Washington Business Corporation Act is reprinted in Appendix C to this proxy statement. The following discussion is a summary of the law relating to dissenters' rights, and we encourage you to read Chapter 13 of the WBCA in Appendix C because it contains the legal terms that govern dissenters' rights. This discussion and Appendix C should be reviewed carefully by any shareholder who wishes to exercise statutory dissenters' rights, or who wishes to preserve the right to do so, as failure to comply with the procedures set forth in Chapter 13 of the WBCA will result in the loss of dissenters' rights.

         A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders, some of whom wish to dissent and some of whom do not, then the record shareholder may dissent with respect to all the shares beneficially owned by any one person by notifying Percon in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to Percon the record shareholder's written consent to the dissent and by dissenting with respect to all the shares of which the shareholder is the beneficial shareholder or over which the shareholder has power to direct the vote.

         A shareholder who does not deliver to Percon before the vote being taken at the special meeting a written notice of the shareholder's intent to demand payment for the fair value of the shares will lose the right to exercise dissenters' rights. Notice must be sent to Percon Incorporated, 1800 Millrace Drive, Eugene, Oregon 97403, Attention: Andy J. Storment, Secretary. In addition, any shareholder electing to exercise dissenters' rights must not vote in favor of the merger.

         If the merger is effected, Percon will, within 10 days after the effective time of the merger, deliver a written notice to all shareholders who properly perfected their dissenters' rights.
This notice will, among other things,

         (1) state where the payment demand must be sent and where and when certificates must be deposited;

         (2) supply a form for demanding payment, which requires shareholders to certify as to whether they acquired beneficial ownership of the shares before the date on which the merger was first announced; and

         (3) set a date by which Percon must receive the payment demand, which date will be between 30 and 60 days after Percon delivers the notice to dissenting shareholders.

         A shareholder wishing to exercise dissenters' rights must file the payment demand, certify that beneficial ownership of the shares was acquired before the merger was announced and deliver share certificates, in the manner and by the time set forth in the notice. Failure to do so will cause the shareholder to lose his or her dissenters' rights.

         Within 30 days after the later of the effective time of the merger and the date the payment demand is received by Percon, Percon shall pay each dissenter with properly perfected dissenters' rights Percon's estimate of the fair value of the shareholder's shares, plus accrued interest from the effective time of the merger. Percon will provide, along with such payment,

         o specified financial information about Percon, including Percon's balance sheet, income statement and statement of changes in shareholders' equity for or as of a fiscal year ending not more than 16 months before the date of payment and our latest available interim financial statements, if any;

         o an explanation of how Percon estimated the fair value of the shares;

         o        an explanation of how the accrued interest was calculated; and

         o        other specified information.

With respect to a dissenter who did not beneficially own Percon shares before the public announcement of the merger, Percon is required to send an offer to make payment to the dissenter, conditioned upon the dissenter's agreement to accept the payment in full satisfaction of the dissenter's demands.

         A dissenter dissatisfied with Percon's estimate of the fair value may, within 30 days of payment or offer for payment by Percon of Percon's estimate of the fair value of the shareholder's shares, notify Percon in writing of the shareholder's estimate of fair value of his or her shares and the amount of interest due, and demand payment of those amounts. If Percon does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value, the Washington Business Corporation Act requires that the corporation commence a proceeding within 60 days after receiving the payment demand in King County Superior Court, and petition the court to determine the fair value of the shares and accrued interest, naming all the Percon dissenting shareholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more appraisers to receive evidence and recommend the fair value of the Percon shares. The dissenters will be entitled to the same discovery rights as parties in other civil actions. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus accrued interest, exceeds the amount, if any, previously paid to the dissenter by Percon. Shareholders should recognize that such a determination of fair value could result in a price higher than, lower than or equal to the price available to Percon shareholders pursuant to the merger.

         Court costs and appraisers' fees will be assessed against Percon, except that the court may assess these costs against some or all of the dissenters to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable

         (1) against Percon, if the court finds that Percon did not substantially comply with provisions of the WBCA concerning dissenters' rights and

         (2) against either the dissenter or Percon, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

If the court finds that services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees should not be assessed against Percon, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to all dissenters who benefitted from the proceedings.

         A shareholder entitled to dissent and obtain payment for the shareholder's shares of Percon common stock under Chapter 13 of the Washington Business Corporation Act may not challenge the merger unless Percon fails to comply with the procedural requirements imposed by the WBCA, the Percon articles of incorporation or the Percon bylaws or the merger is fraudulent with respect to the shareholder or Percon.

         Percon shareholders who dissent from the merger will generally recognize taxable gain or loss for federal income tax purposes. See "-- U.S. Federal Income Tax Consequences."

         In view of the complexity of Chapter 13 of the Washington Business Corporation Act, Percon shareholders who may wish to dissent from the merger and pursue dissenters' rights should consult their legal advisors.

                              The Merger Agreement

         This is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

The merger

         When the merger occurs, West Acquisition Corp., a wholly owned subsidiary of PSC, will be merged with and into Percon. Percon will survive the merger as a wholly owned subsidiary of PSC.

         In the merger, each share of Percon common stock outstanding immediately before the merger will be converted into the right to receive $15 in cash, without interest. At that time, all shares of Percon common stock will be canceled and will cease to exist. Each holder of a certificate representing any shares of Percon common stock will no longer have any rights with respect to the shares of Percon common stock, except for the right to receive the merger consideration. Each share of Percon common stock held by Percon as treasury stock, PSC or West Acquisition Corp. at the time of the merger will be canceled and will cease to exist without any payment.

Effective time of the merger

         The completion of the merger will take place no later than the second business day following the date of Percon's special meeting of shareholders or, if later, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, unless Percon and PSC mutually agree to another date or any other conditions to the merger have not been fulfilled or waived. If any of the conditions to the merger has not been fulfilled or waived, either Percon or PSC may postpone the completion of the merger to a later business day that is within 10 business days after the original date set for completing the merger. Percon and PSC will cause articles of merger, which will include the plan of merger, to be filed with the Secretary of State of the state of Washington either on the date of the closing of the merger or on the day following the closing. At that time, or at any later time that is set forth in the articles of merger, the merger will become effective.

Treatment of stock options

         Under the terms of Percon's stock incentive plan, the board of directors may provide a period of at least 30 days before the completion of the merger during which outstanding options may be exercised to the extent exercisable. On the expiration of that 30 day period, all options under the plan will terminate.

         The merger agreement provides that Percon will provide for the 30 day period described above. On the expiration of that period, all Percon options will terminate. At the effective time of the merger, each option holder who had exercisable options at the expiration of the 30 day period shall have the right to receive a cash payment equal to

         (1) the positive difference between $15 and the exercise price of the terminated option multiplied by

         (2) the number of shares for which the option was exercisable immediately before the expiration of the 30 day period.

Percon is required to pay this amount, minus any applicable withholding taxes, as soon as practicable after the effective time of the merger.

         If an option holder executes a confidentiality, inventions and noncompetition agreement with PSC within five business days after it is presented to the option holder, when options held immediately prior to the 30 day period would have become exercisable in accordance with their terms, the option holder will also have the right to receive

         (1) the positive difference between $15 and the exercise price of the terminated option multiplied by

         (2) the number of shares for which the option would have become exercisable.

Percon is required to pay this amount, minus any applicable withholding taxes, as soon as practicable after the date on which the option would have become exercisable. As would be required by the option, the option holder must continue his employment to receive this payment.

Payment for shares

         Before the merger, West Acquisition Corp. will appoint a bank, company or other entity that is mutually acceptable to Percon and PSC to act as paying agent for the payment of the merger consideration. PSC will make available to the paying agent funds necessary to make such payments.

         After the merger, the paying agent will mail a letter of transmittal and instructions for the surrender of Percon stock certificates to the paying agent to each person who held shares of Percon common stock at the time of the merger. The holder should use this letter of transmittal in sending Percon stock certificates to the paying agent. After surrendering to the paying agent for cancellation a Percon stock certificate together with a properly completed letter of transmittal, the holder of the Percon stock certificate will be entitled to receive a cash payment in an amount equal to the product of the number of shares represented by such stock certificate and the merger consideration of $15. Each surrendered share will be canceled.

         If a transfer of ownership of Percon common stock is not registered in Percon's stock transfer books, payment of the merger consideration may be made to a person other than the person in whose name the certificate so surrendered is registered if:

         o the certificate is properly endorsed or otherwise in proper form for transfer and

         o the person requesting the payment pays any transfer or other taxes resulting from the payment of the merger consideration to a person other than the registered holder of that certificate or establishes to the surviving corporation that the taxes have been paid or are not applicable.

         Percon shareholders should not send in their Percon stock certificates until they receive a letter of transmittal.

         All cash paid upon the surrender of certificates of Percon common stock in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Percon common stock. After the merger, no transfers of shares of Percon common stock that were outstanding immediately before the merger will be made on the transfer books of Percon.

         If your Percon stock certificate has been lost, stolen or destroyed, you will be entitled to obtain payment only by signing an affidavit and, if required by the surviving corporation, posting a bond in an amount sufficient to protect the surviving corporation against claims related to your Percon stock certificate.

Representations and warranties

         The merger agreement contains customary representations and warranties by us relating to

         o our corporate organization and the corporate organization of our subsidiaries and similar corporate matters,

         o our capital structure and the share ownership of our subsidiaries,

         o authorization, execution, delivery, performance and enforceability of the merger agreement and related matters,

         o required consents, approvals and authorizations relating to the merger agreement and related matters,

         o the absence of any violation of, or conflict with, any applicable laws or orders, our articles of incorporation or bylaws or any contract to which we are a party as a result of entering into, and required consents, approvals and authorizations relating to, the merger agreement and related matters,

         o the accuracy of our reports and financial statements filed with the SEC,

         o        tax matters,

         o the absence of material changes to our business or material events since December 31, 1998,

         o        the absence of any undisclosed liabilities,

         o        litigation in which we are involved,

         o        our compliance with environmental laws,

         o        title to real and personal property we own and lease,

         o        insurance matters,

         o        our contracts,

         o intellectual property we own and lease and software protection matters,

         o        our labor relations,

         o our compliance with the Employment Retirement Income Security Act of 1974,

         o        our employment compensation,

         o board of directors approval and recommendation of the merger agreement,

         o        the accuracy of this proxy statement,

         o        brokers and finders fees relating to the merger,

         o        the accuracy of our disclosures in certificates and schedules,

         o the delivery of a fairness opinion by our financial advisor and

         o        our year 2000 compliance.

         The merger agreement also contains customary representations and warranties by PSC relating to

         o PSC's corporate organization, the corporate organization of West Acquisition Corp. and similar corporate matters,

         o authorization, execution, delivery, performance and enforceability of the merger agreement and related matters with respect to PSC and West,

         o the absence of any violation of, or conflict with, PSC's or its subsidiaries' articles of incorporation or bylaws or any contract to which PSC or any of its subsidiaries is a party as a result of entering into, and required consents, approvals and authorizations relating to, the merger agreement and related matters,

         o        information PSC supplied for this proxy statement,

         o        the interim operations of West Acquisition Corp. and

         o        resources to pay the total merger consideration.

Covenants

         We have agreed that during the period from the date of the merger agreement until the closing of the merger, we will, and will cause our subsidiaries to,

         o carry on our respective businesses in the ordinary course of business consistent with past practice,

         o provide PSC and its advisors reasonable access to the properties, records and advisors of Percon as well as all information about Percon's business that PSC reasonably requests,

         o        provide copies of monthly financial statements, and

         o        notify PSC of any material change in the business.

         We have also agreed that during the period from the date of the merger agreement until the closing of the merger, we will not, and will not allow our subsidiaries to

         o        amend our charter documents,

         o issue or sell any capital stock or rights to acquire capital stock, other than issuances of common stock upon exercise of outstanding stock options and warrants or take any action to accelerate options,

         o declare or pay any dividend or other distribution or purchase or redeem any of our capital stock or other securities,

         o amend any benefit plan, adopt a new benefit plan or materially increase compensation or fringe benefits of directors, officers or employees,

         o assume any indebtedness, make any loans or capital contributions to, or investment in, any person other than our wholly owned subsidiaries or enter into any new credit agreements or modify existing credit agreements,

         o acquire any business or assets other than inventory, raw materials and other specified assets in the ordinary course of business consistent with past practice,

         o lease, mortgage, encumber or dispose of any of our assets other than inventory in the ordinary course of our business consistent with past practice,

         o make any tax election or settle or compromise any tax liability or refund,

         o pay, discharge, settle or satisfy any claims other than in the ordinary course of business consistent with past practice,

         o make capital expenditures in excess of 25% our capital expenditure budget for fiscal 1999,

         o enter into any new material contracts or modify existing material contracts other than renewals of contracts that do not materially and adversely change the terms of the contract,

         o implement or adopt any changes in its accounting principles, other than as required by GAAP or

         o enter into any agreement to do any of the actions described above.

No solicitation of transactions

         We have agreed not to, and not to permit or authorize our subsidiaries or any of our or our subsidiaries' directors, officers or employees or representatives to, solicit, initiate or encourage, or take any action to knowingly facilitate, any acquisition proposal or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any acquisition proposal. We and our board may, however, before the date of the special meeting

         o provide information to anyone who has made an unsolicited superior proposal pursuant to a customary confidentiality agreement that contains terms that are substantially the same as the terms of the confidentiality agreement between Percon and PSC, and

         o engage in any discussions or negotiations with anyone who has made an unsolicited superior proposal,

in each case only if our board determines in good faith, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to our shareholders under applicable law.

         Our board of directors may, in response to an unsolicited superior proposal, terminate the merger agreement before the date of the special meeting if

         o it determines in good faith, after consultation with outside counsel, that the action is required to do so to comply with its fiduciary duties to our shareholders under applicable law,

         o it delivers written notice to PSC, within the time required by the merger agreement, advising PSC that it has received an unsolicited superior proposal, including the terms, conditions and identity of the person making the superior proposal, and that, subject to any action PSC may take to match the superior proposal, it intends to accept the superior proposal,

         o simultaneously with the termination, it causes Percon to enter into a definitive agreement containing the terms of the superior proposal, and

         o Percon has previously paid to PSC a $2 million termination fee plus up to $400,000 of PSC's out-of-pocket expenses.

         Nothing described above will limit our ability to take actions to comply with specified rules under the Securities Exchange Act of 1934 and provide disclosure to Percon's shareholders as otherwise required by applicable law.

         We have agreed to notify PSC promptly of any acquisition proposal we may receive or any inquiry we think may lead to an acquisition proposal, including the terms and conditions of any proposal, and to keep PSC informed of all developments relating to any acquisition proposal.

         Under the merger agreement, the term acquisition proposal means any inquiry, proposal or offer that relates to or is likely to lead to

         o any direct or indirect acquisition or purchase of material assets of Percon and its subsidiaries, or 5% or more of the outstanding voting securities of Percon, or

         o any transaction that results in the directors of Percon immediately before the transaction not constituting at least two-thirds of the board of directors of the surviving corporation.

         Under the merger agreement, the term superior proposal means any unsolicited acquisition proposal that the Percon board determines in good faith to be

         o        likely to be completed and

         o more favorable to Percon's shareholders from a financial point of view than the merger.

Conditions to the parties' obligations to complete the merger

         PSC's and our obligations to complete the merger are subject to the following conditions:

         o approval of the merger by the holders of a majority of the outstanding shares of Percon common stock,

         o expiration or termination of the Hart-Scott-Rodino Act waiting period and any other applicable antitrust law waiting period,

         o no action or proceeding exists or is threatened that prevents or may prevent the completion of the merger,

         o the representations and warranties of the other party are true and correct in all material respects as of the date of the merger agreement and as of the merger closing date, and the other party has performed and complied with all of its agreements in all material respects through the merger closing date, and

         o receipt of all approvals and authorizations from governmental entities that are legally required and certain specified third party consents that are material to the operation of Percon's business.

         PSC's obligations to complete the merger are subject to the following additional conditions:

         o Percon shall have procured all third party consents specified in the merger agreement that are material to the operation of its business,

         o PSC shall have obtained the consents of its debt holders specified in the merger agreement,

         o no material adverse change in the business, condition, operations or prospects of Percon other than those contemplated by the merger agreement shall have occurred since the date of the merger agreement, and

         o the noncompetition, employment and consulting agreement shall have been executed and delivered by the parties entering into those agreements.

Termination of the merger agreement

         The merger agreement may be terminated and the merger may be abandoned at any time by

         1.       mutual consent of PSC and Percon;

         2.       either PSC or Percon if

                  o     the merger is not completed by May 10, 2000,

                  o the holders of a majority of the outstanding shares of Percon common stock do not approve the merger at the special meeting, or

                  o any order prohibiting the completion of the merger has become final and cannot be appealed;

         3.       Percon if

                  o the Percon board authorizes Percon to enter into an agreement concerning a superior proposal,

                        - Percon gives PSC at least seven business days' notice of the terms of, and its intention to accept, the superior proposal and the proposal continues to be a superior proposal at the end of such period taking into account any changes to the merger agreement made by PSC in response to the proposal,

                        - simultaneously with the termination Percon enters into a definitive agreement containing the terms of the superior proposal, and

                        - Percon pays to PSC the $2 million termination fee, plus up to $400,000 of PSC's out-of-pocket expenses, or

                  o a Percon condition to closing cannot be met and the failure of the condition cannot be cured before May 10, 2000;

         4.       PSC if

                  o the Percon board fails to reaffirm its recommendation in favor of the merger within five business days following a request by PSC to do so or withdraws or adversely modifies its recommendation,

                  o the Percon board approves or recommends another acquisition proposal,

                  o Percon enters into an agreement or letter of intent concerning another acquisition proposal,

                  o Percon or any of its representatives violate the non-solicitation provisions of the merger agreement, or

                  o the Percon board fails to recommend against any tender offer or exchange offer for Percon shares that is commenced before the completion of the merger, or

                  o a PSC condition to closing cannot be met and the failure of the condition cannot be cured before May 10, 2000.

Termination fees

         Percon has agreed to pay PSC a termination fee of $2 million, plus up to $400,000 of PSC's out-of-pocket expenses, if the merger agreement is terminated under any of the following circumstances:

         o Percon's shareholders fail to approve the merger and within 12 months of the date of the merger agreement Percon enters into an agreement relating to, or completes an alternative transactions that would constitute, another acquisition proposal (excluding specifically designated acquisition proposals),

         o Percon terminates the agreement for the first reason described in paragraph 3 above under "-Termination of the merger agreement,"

         o before the termination of the merger agreement, any of the events described in the first reason described in paragraph 4 above under "-Termination of the merger agreement" occurs or

         o Percon has willfully and intentionally breached the merger agreement.

         PSC has agreed to pay Percon a termination fee of $1 million, plus up to $400,000 of Percon's out-of-pocket expenses, if the merger agreement is terminated and PSC has willfully and intentionally breached the merger agreement. This termination fee will not be payable, however, if Percon has also materially breached the merger agreement or if any of PSC's conditions to closing the merger have not been satisfied.

Amendment of the merger agreement

         The merger agreement may be modified or amended only by written agreement of the parties. Any such amendment or waiver may be made at any time before the completion of the merger. After the Percon shareholders approve the plan of merger, however, no amendment or waiver that requires further approval of the shareholders may be made without the further approval of the shareholders.

                                Voting Agreements

         As an inducement and condition to the willingness of PSC to enter into the merger agreement, Michael P. Coughlin, Andy J. Storment and Arlen I. Prentice, and estate planning entities administered by each of them, entered into voting agreements with PSC. Together, these shareholders held, at the record date, approximately 45% of the outstanding voting power of Percon and, therefore, are able to strongly influence the vote on the approval and adoption of the merger agreement and the transactions contemplated by that agreement.

         In the voting agreements, each shareholder has agreed, at any meeting of shareholders of Percon or at any adjournment of a meeting, the shareholder shall vote all of the shareholder's shares of Percon common stock in favor of the merger and the approval and adoption of the merger agreement and against any Percon Acquisition Proposal, as defined in the merger agreement. The shareholder will also deliver an irrevocable proxy to PSC upon request.

         Additionally in the voting agreements, each shareholder has agreed, subject to specified limited exceptions, not to transfer, pledge, encumber or otherwise dispose of shares of Percon common stock unless the transferee executes a voting agreement in a form acceptable to PSC. In addition, each shareholder will not, nor will he or it cause or permit any of his or its affiliates, directors, officers, employees, investment bankers, attorneys and other advisers or representatives to, directly or indirectly, take any action that, if taken by Percon, would result in Percon breaching its covenants about alternative acquisitions set forth in the merger agreement. Each of the voting agreements will terminate upon the earlier of the effective time of the merger or the termination of the merger agreement.

             Security Ownership of Beneficial Owners and Management

         The following table shows common stock ownership on November 23, 1999 by (i) each person who, to our knowledge, beneficially owns more than 5% of the common stock, (ii) our Chief Executive Officer, (iii) our other executive officers whose total compensation was at least $100,000 at the end of our last fiscal year, and (iv) all of our directors and executive officers as a group:


                                                                         Number of Shares     Percentage
Beneficial Owner                                                   Beneficially Owned (1)      of Shares
----------------                                                   ----------------------     ----------

Michael P. Coughlin (2)......................................                     655,566          17.1%
1800 Millrace Drive
Eugene, OR  97403
Andy J. Storment (3).........................................                     655,891          17.1%
1800 Millrace Drive
Eugene, OR  97403
Arlen I. Prentice (4)........................................                     405,000          10.5%
6177 162nd Place SW
Bellevue, WA  98006
Donald K. Skinner (5)........................................                      35,000              *
Dana E. Siebert (6)..........................................                      25,000              *
J. Brad West (7).............................................                      16,700              *
All directors and executive officers ........................                   1,817,657          45.6%
as a group (11 persons) (8)

------------
*Less than 1%


(1) Shares which the person or group has the right to acquire within 60 days after November 23, 1999 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2) Includes 629,075 shares held by the Coughlin Family Limited Partnership of which Mr. Coughlin and his spouse are the general partners and also includes 21,600 shares subject to options exercisable within 60 days after November 23, 1999. All of the shares are subject to voting agreements. See "Voting Agreements."

(3)      Includes 200,000 shares held by Storment Investments LLC of which Mr.
         Storment is the sole member and also includes 21,600 shares subject to options exercisable with 60 days after November 23, 1999. All of the shares are subject to voting agreements. See "Voting Agreements."

(4) Includes 15,500 shares held by the Prentice Family Partnership of which Mr. Prentice and his spouse are the general partners and also includes
         35,000 shares subject to options exercisable with 60 days after November 23, 1999. All of the shares are subject to voting agreements.
         See "Voting Agreements."

(5) Consists of 35,000 shares subject to options exercisable with 60 days after November 23, 1999.

(6) Consists of 25,000 shares subject to options exercisable with 60 days after November 23, 1999.

(7) Includes 16,000 shares subject to options exercisable with 60 days after November 23, 1999.

(8) Includes 178,700 shares subject to options exercisable with 60 days after November 23, 1999. Excludes shares subject to options within 60 days after that date.

                             Independent Accountants

         Representatives of KPMG LLP, Percon's independent accountants, will be present at the special meeting and will be available to respond to appropriate questions. They do not plan to make any statement but they will have the opportunity to make a statement if they wish.

                  Shareholder Proposals for 2000 Annual Meeting

         As described in our proxy statement on Schedule 14A relating to our 1999 annual meeting of shareholders, any shareholder proposal to be considered at our 2000 annual meeting of shareholders, which will only be held if the merger is not completed before May 10, 2000, or to be considered for inclusion in proxy materials for the 2000 annual meeting must be received at our principal executive offices no later than December 18, 1999. Any shareholder proposal must include the information specified in our bylaws, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to Andy J. Storment, Secretary of Percon.

           Cautionary Statement Regarding Forward-Looking Information

         This proxy statement includes "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this proxy statement that address activities, events or developments that Percon expects or anticipates will or may occur in the future, including such things as business strategy, competitive strengths, references to future success and other such matters, are forward-looking statements. These statements are based on various assumptions and analyses made by Percon in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual future results and developments will conform with Percon's expectations and predictions is subject to a number of risks and uncertainties, including the significant considerations discussed in this proxy statement; general economic, market or business conditions; the opportunities, or lack of opportunities, that may be presented to and pursued by Percon and its subsidiaries; competitive actions by other data input and management companies; changes in laws or regulations and other factors, many of which are beyond the control of Percon and its subsidiaries. Consequently, all of the forward-looking statements made in this proxy statement are qualified by these cautionary statements and we do not assume that the actual results or developments anticipated by Percon will be realized or, even if substantially realized, that they will have the expected consequences to or effects on Percon and its subsidiaries or their business or operations.

         The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Percon or persons acting on our behalf. Percon does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

                       Where You Can Find More Information

         We file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:


Public Reference Room    New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.   7 World Trade Center       Citicorp Center
Room 1024                Suite 1300                 500 West Madison Street
Washington, D.C. 20549   New York, New York 10048   Suite 1400
                                                    Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, including Percon, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20549.

         The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

         This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about our companies and their financial condition.


Percon SEC Filings (File No. 0-26462)         Period/As of Date
Annual Report on Form 10-KSB                  Year ended December 31, 1998
Quarterly Reports on Form 10-Q                Quarter ended March 31, 1999
                                              Quarter ended June 30, 1999
                                              Quarter ended September 30, 1999

         We incorporate by reference additional documents that Percon may file with the SEC between the date of this document and the date of the special meeting. These documents include periodic reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

         You can obtain any of the documents incorporated by reference in this document through Percon or from the SEC through the SEC's Web site at the address provided above. Documents incorporated by reference are available from Percon without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

                  1800 Millrace Drive
                  Eugene, OR  97403
                  (541) 344-1189
                  Attention Andy J. Storment

         If you would like to request documents, please do so by ___________, 1999 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

         We have not authorized anyone to give any information or make any representation about the merger or Percon that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

         The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

                                                                      Appendix A


                                                                  --------------
                                                                  EXECUTION COPY
                                                                  --------------









                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                    PSC INC.,

                             WEST ACQUISITION CORP.

                                       AND

                               PERCON INCORPORATED















                                November 9, 1999

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS

Article 1 THE MERGER...........................................................1
        1.1.     The Merger....................................................1
        1.2.     Effective Time................................................2
        1.3.     Effects of the Merger.........................................2
        1.4.     Conversion of Percon Common Stock; Treatment of Newco Common
                   Stock.......................................................2
        1.5.     Stock Options.................................................3
        1.6.     Warrants......................................................4
        1.7.     Articles of Incorporation.....................................4
        1.8.     By-Laws.......................................................4
        1.9.     Board of Directors of the Surviving Corporation...............4
        1.10.    Closing.......................................................4
        1.11.    Dissenters'Rights.............................................5
Article 2 PAYMENT FOR SHARES...................................................5
        2.1.     Payment for Shares............................................5
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF Percon.............................7
        3.1.     Corporate.....................................................7
        3.2.     Capitalization................................................8
        3.3.     Authorization.................................................8
        3.4.     No Violation..................................................9
        3.5.     Filings with the SEC..........................................9
        3.6.     Financial Statements.........................................10
        3.7.     Tax Matters..................................................10
        3.8.     Absence of Certain Changes...................................12
        3.9.     Undisclosed Liabilities......................................13
        3.10.    No Litigation................................................13
        3.11.    Environmental Matters........................................13
        3.12.    Title to Assets..............................................14
        3.13.    Insurance....................................................15
        3.14.    Material Contracts and Agreements............................15
        3.15.    Intellectual Property........................................16
        3.16.    Software; Protection.........................................17
        3.17.    Labor Matters................................................19
        3.18.    ERISA Compliance.............................................19
        3.19.    Employment Compensation......................................21
        3.20.    Percon Board of Directors Action.............................21
        3.21.    Proxy Statement..............................................22
        3.22.    No Brokers or Finders........................................22
        3.23.    Disclosure...................................................22
        3.24.    Opinion of Financial Advisor.................................22

        3.25.    Year 2000 Compliance.........................................22
Article 4 REPRESENTATIONS AND WARRANTIES OF PSC...............................23
        4.1.     Organization.................................................23
        4.2.     Authorization................................................23
        4.3.     No Violation.................................................23
        4.4.     Information..................................................24
        4.5.     Interim Operations of Newco..................................24
        4.6.     Capital Resources............................................24
ARTICLE 5 COVENANTS...........................................................24
        5.1.     Interim Operations..................................... .....24
        5.2.     Access and Information.......................................26
        5.3.     Certain Filings, Consents and Arrangements...................27
        5.4.     State Takeover Statutes......................................27
        5.5.     Percon Special Meeting; Proxy Statement......................27
        5.6.     Additional Agreements........................................29
        5.7.     Certain Litigation...........................................29
        5.8.     Acquisition Proposals........................................29
        5.9.     Confidentiality..............................................31
        5.10.    Indemnification; Directors'and Officers'Insurance............31
        5.11.    Percon Warrants..............................................32
        5.12.    Voting Agreement Matters.....................................32
ARTICLE 6 CONDITIONS TO OBLIGATION TO CLOSE...................................33
        6.1.     Conditions to Obligation of PSC and Newco....................33
        6.2.     Conditions to Obligations of Percon..........................34
ARTICLE 7 TERMINATION.........................................................35
        7.1.     Termination by Mutual Consent................................35
        7.2.     Termination by Either PSC or Percon..........................35
        7.3.     Termination by Percon........................................36
        7.4.     Termination by PSC...........................................36
        7.5.     Effect of Termination and Abandonment........................37
ARTICLE 8 MISCELLANEOUS.......................................................38
        8.1.     Survival.....................................................38
        8.2.     Press Releases and Public Announcements......................38
        8.3.     No Third Party Beneficiaries.................................39
        8.4.     Entire  Agreement............................................39
        8.5.     Succession and Assignment....................................39
        8.6.     Counterparts.................................................39
        8.7.     Headings.....................................................39
        8.8.     Notices......................................................39
        8.9.     Governing Law................................................40
        8.10.    Amendments and Waivers.......................................41
        8.11.    Severability.................................................41
        8.12.    Expenses.....................................................41
        8.13.    Construction.................................................41

        8.14.    Incorporation of Schedules...................................42

                             INDEX OF DEFINED TERMS

A                                        Liens.................................6
                                         Litigation...........................13
Agreement.............................1
Ancillary Instruments.................8  M

B                                        Material Adverse Change...............7
                                         Material Adverse Effect...............7
Benefit Plans........................19  Merger................................1
Blue Sky Laws.........................9  Merger Price..........................1

C                                        N

Closing...............................4  Newco.................................1
Closing Agreement....................12
Closing Date..........................4  O
Code.................................10
Confidentiality Agreement............31  Operations Software..................17
Contracts.............................8  Option Exercise Period................3
Costs................................31  Option Plan...........................3
                                         Options...............................3
D
                                         P
Debt Consents........................23
Dissenting Shares.....................5  Paying Agent..........................5
                                         Payment Fund..........................5
E                                        Pension Plans........................19
                                         Percon................................1
Effective Time........................2  Percon Acquisition Proposal..........30
Environmental Laws...................13  Percon Common Stock...................1
ERISA................................19  Percon Common Stock Certificate.......2
ERISA Affiliate......................20  Percon Most Recent Fiscal Quarter
Exchange Act..........................9     End...............................10
Excluded Percon Acquisition Proposal.31  Percon Public Reports.................9
Existing Liens.......................14  Percon Representatives...............29
                                         Percon Requisite Shareholder Vote.....9
G                                        Percon Special Meeting...............27
                                         Percon Warrants.......................4
GAAP..................................7  Preliminary Filing...................28
                                         Product Software.....................17
H                                        Proxy Statement......................22
                                         PSC...................................1
Hazardous Substance..................14
HSR Act...............................4  S

I                                        SEC..................................28
                                         Securities Act........................8
including............................41  Securities Act Legend.................8
Indemnified Parties..................31  Software.............................17
Indemnified Party....................31  Superior Percon Proposal.............30
                                         Surviving Corporation.................1
L

Laws..................................1

T                                        Voting Agreements.....................1

Tax Return...........................12  W
Tax Ruling...........................12
Taxes................................11  WBCA..................................1
Termination Date.....................35  WBCA Dissenters'Rights Provisions.....5
Trade Rights.........................17
                                         Y
V
                                         Year 2000 Defect.....................23
Voting Agreement Shares...............8

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, constituting a plan of merger under applicable law (this "Agreement"), dated as of November 9, 1999, by and among PSC Inc., a New York corporation ("PSC"), West Acquisition Corp., a Washington corporation ("Newco"), and Percon Incorporated, a Washington corporation ("Percon").

                  WHEREAS, as a condition and inducement to PSC's willingness to enter into this Agreement, certain holders of capital stock of Percon have entered into Voting Agreements, dated the date hereof, with PSC (the "Voting Agreements"); and

                  WHEREAS, the respective Boards of Directors of PSC, Newco and Percon have approved the acquisition of Percon by Newco on the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, the respective Boards of Directors of PSC, Newco and Percon have approved the merger of Newco with and into Percon (the "Merger") in accordance with the Washington Business Corporation Act ("WBCA") and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the common stock, without par value, of Percon (the "Percon Common Stock") not owned directly or indirectly by PSC or Percon will be converted into the right to receive Fifteen Dollars ($15.00) in cash (the "Merger Price"); and

                  WHEREAS, PSC, Newco and Percon desire to make certain representations, warranties and agreements in connection with, and to prescribe certain conditions to, the Merger.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                   THE MERGER

1.1. The Merger.

                  Subject to the terms and conditions of this Agreement, in accordance with the WBCA, at the Effective Time, Newco shall merge with and into Percon, and Percon shall survive the Merger and shall continue its corporate existence under the applicable laws, ordinances, rules or regulations (collectively, "Laws") of the State of Washington (the "Surviving Corporation"). Upon consummation of the Merger, the separate corporate existence of Newco shall terminate.

1.2. Effective Time.

                  The Merger shall become effective upon the later of (a) the time of filing of Articles of Merger with the Secretary of State of the State of Washington and (b) the effective date and time of the Merger as set forth in the Articles of Merger, which shall be the Closing Date (as defined in Section 1.10) or the day after the Closing Date. The parties shall each use reasonable efforts to cause the Articles of Merger to be filed on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, in accordance with this Section 1.2.

1.3. Effects of the Merger.

                  At and after the Effective Time, the Merger shall have the effects set forth in Section 23B.11.060 of the WBCA.

1.4. Conversion of Percon Common Stock; Treatment of Newco Common Stock.

         1.4.(a) At the Effective Time, subject to Section 1.11 and Section 2.1, by virtue of the Merger and without any action on the part of Percon, or the holder of any securities of Percon, each share of Percon Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(c)), shall be converted into the right to receive in cash the Merger Price, payable to the holder thereof, without interest thereon, in accordance with Article 2.

         1.4.(b) All of the shares of Percon Common Stock converted into the right to receive in cash the Merger Price pursuant to this Article 1 shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "Percon Common Stock Certificate") that immediately prior to the Effective Time represented shares of Percon Common Stock entitled to payment of the Merger Price pursuant to this Section 1.4 shall thereafter represent only the right to receive the Merger Price pursuant to this Section 1.4 and Section 2.1. Percon Common Stock Certificates previously representing shares of Percon Common Stock shall be exchanged for cash upon the surrender of such Percon Common Stock Certificates in accordance with Section 2.1.

         1.4.(c) At the Effective Time, all shares of Percon Common Stock that are owned by Percon as treasury stock or owned by PSC or Newco, if any, shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         1.4.(d) At the Effective Time, each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation. Each certificate evidencing ownership of any such shares shall, following the Merger, evidence ownership of the same number of shares of common stock of the Surviving Corporation.

1.5. Stock Options. Prior to the Effective Time, Percon shall take such actions as are necessary such that all outstanding and unexercised options to purchase shares of Percon Common Stock (the "Options"), including those outstanding under the terms of the Percon Incorporated 1995 Stock Incentive Plan (the "Option Plan"), shall be treated as follows:

         1.5.(a) Percon shall provide a period of at least thirty (30) days ending immediately prior to the Effective Time (the "Option Exercise Period ") during which outstanding Options may be exercised to the extent then exercisable, and upon the expiration of the Option Exercise Period, all Options shall immediately terminate;

         1.5.(b) At the Effective Time, each Option, to the extent exercisable immediately prior to the expiration of the Option Exercise Period, shall represent only the right to receive in cash, in lieu of any shares of Percon Common Stock, the amount, if any, by which the Merger Price exceeds the required exercise price of the Option multiplied by the number of shares of Percon Common Stock for which the Option was exercisable immediately prior to the expiration of the Option Exercise Period which amount the Surviving Corporation shall pay as soon as practicable after the Effective Time, subject to reduction only for any applicable withholding taxes; and

         1.5.(c) To the extent an Option was not exercisable immediately prior to the expiration of the Option Exercise Period,

                   (i) if the holder of the Option executes, within five (5) business days after it is presented, a confidentiality, inventions and noncompetition agreement in the form that PSC generally requires its employees to sign (which the Surviving Corporation shall present as soon as possible after the Effective Time), then such holder shall have the right to receive in cash, in lieu of any shares of Percon Common Stock and only if and when the Option would have become exercisable in accordance with its terms, the amount, if any, by which the Merger Price exceeds the required exercise price of the Option multiplied by the number of shares of Percon Common Stock for which the Option would have become exercisable, which amount shall be payable by the Surviving Corporation from time to time as soon as practicable after the Option otherwise would have become exercisable, subject to reduction only for any applicable withholding taxes; or

                   (ii) if the holder of the Option does not execute such agreement in a timely manner, then such holder shall not have any rights in respect of the Option after the Effective Time.

1.6. Warrants. At the Effective Time, each warrant to purchase shares of Percon Common Stock (the "Percon Warrants") that is outstanding and unexercised immediately prior to the Effective Time shall be adjusted to provide that each Percon Warrant will thereafter be a right to receive the Merger Price in lieu of any shares of Percon Common Stock upon the exercise of the Percon Warrant and payment of the required exercise price of the Percon Warrant. No other terms of the Percon Warrants shall be affected by the foregoing adjustment.

1.7. Articles of Incorporation. The Articles of Incorporation of Percon in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

1.8. By-Laws. The By-Laws of Percon in effect as of the Effective Time shall be the By-Laws of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

1.9. Board of Directors of the Surviving Corporation. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

1.10. Closing. Subject to the terms and conditions of this Agreement, including but not limited to the provisions of Article 6, the closing of the Merger (the "Closing") will take place at 1:00 p.m. Eastern Time at the offices of PSC, 675 Basket Road, Webster, New York 14580, on a date to be specified by PSC by notice to Percon, which shall be no later than two (2) business days after the later of
(a) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and (b) the Percon Special Meeting (as defined in Section 5.5), unless the parties agree in writing to another date. Notwithstanding the foregoing, if the Closing does not take place on the date referred to in the preceding sentence because any condition to the obligations of Percon or PSC is not met on that date, then any party may postpone the Closing from time to time to any designated subsequent business day not more than ten business days after the original or postponed date on which the Closing was to occur by delivering notice of such postponement on the date the Closing was to occur. The date on which the Closing occurs is referred to herein as the "Closing Date."

1.11. Dissenters' Rights. In accordance with Sections 23B.13.010 through 23B.13.310 of the WBCA, dissenters' rights shall be available to holders of Percon Common Stock in connection with the Merger. Notwithstanding anything to the contrary herein, any Percon Common Stock held of record by persons who, prior to the Effective Time, have objected to the Merger and complied with all applicable provisions of Sections 23B.13.010 through 23B.13.310 of the WBCA (the "WBCA Dissenters' Rights Provisions") necessary to perfect and maintain their dissenters' rights thereunder (any such Percon Common Stock, "Dissenting Shares") shall not be converted as of the Effective Time into a right to receive the Merger Price as provided in Section 1.4, but, instead, shall entitle the holder of such shares to such rights as may be available under the WBCA Dissenters' Rights Provisions; provided, however, that if after the Effective Time such holder fails to perfect or withdraws or otherwise loses his rights under the WBCA Dissenters' Rights Provisions, then the shares of Percon Common Stock owned by such holder immediately prior to the Effective Time shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Price as provided in Section 1.4, without interest. Prior to the Effective Time, Percon shall give PSC prompt notice of its receipt of each notification from a shareholder stating such shareholder's intent to demand payment for his or her shares if the Merger is effectuated, and PSC shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Percon shall not, except with the prior written consent of PSC, make any payment with respect to, or settle, or offer to settle, any such demands. After the Effective Time, PSC shall pay, or shall cause the Surviving Corporation to pay, any amounts that may become payable in respect of Dissenting Shares under the WBCA Dissenters' Rights Provisions.

                                   ARTICLE 2
                               PAYMENT FOR SHARES

2.1.     Payment for Shares.

         2.1.(a) Prior to the Effective Time, Newco shall appoint a United States bank, company or other entity mutually acceptable to Percon and PSC to act as payment agent (the "Paying Agent") for the payment of the Merger Price. Prior to the payment time thereof, PSC shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of Percon Common Stock, for payment upon surrender of the certificates for exchange in accordance with this Article 2, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to this Section 2.1 to holders of shares of Percon Common Stock (other than shares of Percon Common Stock held by Percon or any subsidiary of Percon or PSC, Newco or any other subsidiary of PSC, or holders of Dissenting Shares). The Paying Agent shall pay the Merger Price out of the Payment Fund.

         2.1.(b) The Paying Agent shall invest the Payment Fund as directed by PSC or Newco. All earnings on the Payment Fund shall inure to the benefit of PSC. If for any reason the Payment Fund is inadequate to pay the amounts to which holders of shares of Percon Common Stock shall be entitled under Section
1.4 and this Section 2.1, then PSC shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

         2.1.(c) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Percon Common Stock Certificates entitled to payment of the Merger Price pursuant to Section 1.4 (i) a form of letter of transmittal that shall (x) specify that delivery shall be effected, and risk of loss and title to the Percon Common Stock Certificates shall pass, only upon proper delivery of the Percon Common Stock Certificates to the Paying Agent; (y) contain a representation in a form reasonably satisfactory to PSC as to the good and marketable title of the shares of Percon Common Stock held by such holder free and clear of liens, claims, options, charges, security interests, limitations, encumbrances and restrictions of any kind ("Liens"); and (z) contain such other customary provisions as Percon and PSC may reasonably specify; and (ii) instructions for use in surrendering such Percon Common Stock Certificates and receiving the aggregate Merger Price in respect thereof. Upon proper surrender of a Percon Common Stock Certificate for exchange and cancellation to the Paying Agent, together with such properly completed letter of transmittal, duly executed, and subject to applicable withholding, the Paying Agent shall (subject to applicable abandoned property, escheat and similar laws) pay the holder of such Percon Common Stock Certificate, in respect of shares of Percon Common Stock, the Merger Price multiplied by the number of shares of Percon Common Stock formerly represented by such Percon Common Stock Certificate, and such Percon Common Stock Certificate shall forthwith be canceled. Until so surrendered, each such Percon Common Stock Certificate shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Percon Common Stock Certificate is registered, then it shall be a condition to such right to receive such Merger Price, as applicable, that the Percon Common Stock Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Percon Common Stock Certificates shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Percon Common Stock Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

         2.1.(d) After the Effective Time, there shall be no transfers on the stock transfer books of Percon of the shares of Percon Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Percon Common Stock Certificates are presented for transfer to the Paying Agent, then they shall be canceled and exchanged for the Merger Price as provided in this Article 2.

         2.1.(e) Promptly following the first anniversary of the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Percon Common Stock Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Percon Common Stock Certificate may surrender such Percon Common Stock Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price, without any interest or dividends thereon. Notwithstanding the foregoing, none of PSC, Percon, the Paying Agent or any other person shall be liable to any former holder of shares of Percon Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

         2.1.(f) In the event any Percon Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Percon Common Stock Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such amount as the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Percon Common Stock Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Percon Common Stock Certificate the Merger Price deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF PERCON

         For purposes of this Agreement, "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event, circumstance or condition that when considered with all other effects, changes, events, circumstances or conditions would reasonably be expected to adversely affect the business, financial condition, results of operations or financial prospects of the relevant party, in each case including its subsidiaries together with it taken as a whole, so that the benefits reasonably expected to be obtained by the other party more likely than not would be jeopardized. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change: (a) effects, changes, events, circumstances or conditions generally affecting the industry in which either PSC or Percon operates or arising from changes in general business or economic conditions that have a substantially similar effect on participants in the industry in which either PSC or Percon operates; (b) any effects, changes, circumstances or conditions resulting from any change in law or generally accepted accounting principles ("GAAP") that affect generally entities such as PSC and Percon; and (c) any effect that occurs as a direct consequence of any action that the relevant party is expressly obligated to take under this Agreement.

         Percon hereby represents and warrants to PSC and Newco as follows:

3.1. Corporate.

                  Each of Percon and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Percon and its subsidiaries has full corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted and to own and use the properties owned and used by it. Each of Percon and its subsidiaries is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. The copies of the Articles of Incorporation and By-Laws of Percon and each of its subsidiaries, including any amendments thereto, that have been delivered to PSC are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of Percon and each of its subsidiaries that have been furnished to PSC for inspection are true, correct and complete and accurately reflect all material corporate action taken by Percon and each of its subsidiaries.

3.2. Capitalization.

                  The authorized capital stock of Percon consists entirely of 25,000,000 shares consisting of 20,000,000 shares of Percon Common Stock, of which 3,807,711 shares are issued and outstanding and 210,000 shares are held in treasury, and 5,000,000 shares of preferred stock of which no shares are issued and outstanding or held in treasury. All such issued shares of Percon Common Stock and all issued shares of capital stock of Percon's subsidiaries are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.2, there are no (a) securities convertible into or exchangeable for any of Percon's or any of its subsidiary's capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Percon or any of its subsidiaries or securities that are convertible into or exchangeable for capital stock or other securities of Percon or any of its subsidiaries, or (c) commitments, understandings, arrangements, agreements, licenses, leases or other contracts ("Contracts") of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Percon or any of its subsidiaries, any such convertible or exchangeable securities or any such options, warrants or other rights. Except as set forth on Schedule 3.2, Percon owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its subsidiaries, free and clear of any liens, pledges, charges, encumbrances and interests whatever. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Percon or any of its subsidiaries. No shares of Percon Common Stock or the capital stock of any of its subsidiaries have been reserved for issuance, other than the shares of Percon Common Stock reserved for issuance under the Option Plan or the warrants set forth on Schedule 3.2. Except as set forth on Schedule 3.2, neither Percon nor any of its subsidiaries has redeemed or repurchased, directly or indirectly, any of its capital stock since January 1, 1997. The persons executing the Voting Agreements own of record the shares of Percon Common Stock subject to the Voting Agreements ("Voting Agreement Shares"), and the certificates representing such shares include a restrictive legend to the effect that the shares may not be transferred unless the transfer is registered under the Securities Act of 1933, as amended (the "Securities Act"), or Percon is satisfied that an exemption from registration under the Securities Act is available (the "Securities Act Legend").

3.3. Authorization.

                  Percon has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (the "Ancillary Instruments") and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved by the Board of Directors of Percon, and no other corporate proceedings on the part of Percon or its shareholders are necessary to authorize this Agreement and to consummate the transactions so contemplated other than the approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Percon Common Stock (the "Percon Requisite Shareholder Vote"). This Agreement has been duly executed and delivered and constitutes, and the Ancillary Instruments when executed and delivered by Percon will constitute, the valid and legally binding obligation of Percon enforceable in accordance with their respective terms and conditions. In light of the nature of this Agreement and the transactions contemplated hereby and the approval thereof by the Board of Directors of Percon, no so-called "supermajority vote," "fair price," "business combination" or "control share acquisition" provisions are applicable to the transactions contemplated by this Agreement under applicable law or the Articles of Incorporation or By-Laws of Percon or any of its subsidiaries.

3.4. No Violation.

                  Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Percon of the transactions contemplated hereby and thereby (a) will violate any constitution, statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, plan, decree, or other restriction of any government, governmental agency or court to which any of Percon and its subsidiaries is subject or any provision of the charter or bylaws of any of Percon and its subsidiaries, (b) except for (i) applicable requirements of (A) the HSR Act, (B) other state and foreign antitrust laws, (C) the Securities Exchange Act of 1934, as amended, (D) the Securities Act, and (E) state securities or "blue sky laws" ("Blue Sky Laws"), and (ii) the filing of Articles of Merger pursuant to the WBCA, will require any authorization, consent, approval, exemption or other action by, notice to or filing with any government or governmental agency, or
(c) subject to obtaining the consents referred to in Schedule 3.4, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien or security interest upon any of the assets of Percon or any of its subsidiaries under any term or provision of the Articles of Incorporation or By-Laws of Percon or any of its subsidiaries or of any Contract or restriction of any kind or character to which any of Percon or any of its subsidiaries is a party or by which Percon or any of its subsidiaries is bound or to which the assets or properties of Percon or any of its subsidiaries may be bound or affected.

3.5. Filings with the SEC.

                  Percon has made all filings with the SEC that it has been required to make under the Securities Act, or the Exchange Act (collectively, the "Percon Public Reports"). Each of the Percon Public Reports has complied with the Securities Act and/or the Exchange Act, as the case may be, in all material respects. None of the Percon Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Percon has made available to PSC a correct and complete copy of each Percon Public Report and each SEC comment letter with respect to such report, if applicable, filed within the five (5) years prior to the date of this Agreement (together with all exhibits and schedules thereto and as amended to date).

3.6. Financial Statements.

                  Percon has filed with the SEC a Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999 (the "Percon Most Recent Fiscal Quarter End") and an Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998. The financial statements included in or incorporated by reference into these Percon Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Percon and its subsidiaries as of the indicated dates and the results of operations of Percon and its subsidiaries for the indicated periods and are consistent with the books and records of Percon and its subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments that individually or in the aggregate would not have a Material Adverse Effect.

3.7. Tax Matters

         3.7.(a) Percon and each of its subsidiaries have filed (or there has been filed on its behalf) all Tax Returns (as hereinafter defined) required to be filed by each of them under applicable law except where failure to file such Tax Returns would not have a Material Adverse Effect. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis. Percon has delivered to PSC complete copies of all such Tax Returns, all examination reports delivered to Percon or its subsidiaries and all statements of deficiencies assessed against or agreed to by any of Percon and its subsidiaries (as hereinafter defined) since January 1, 1995 and all Tax Rulings (as hereinafter defined) and Closing Agreements (as hereinafter defined) with respect to Percon or its subsidiaries since January 1, 1995.

         3.7.(b) Percon and each of its subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes (as hereinafter defined) that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken and except those as to which the failure to pay would not have a Material Adverse Effect.

         3.7.(c) Percon and its subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

         3.7.(d) There are no Tax liens upon the assets of Percon or any of its subsidiaries except liens for Taxes not yet due.

         3.7.(e) Percon and each of its subsidiaries have complied in all material respects with the provisions of the Internal Revenue Code of 1986, as amended (the "Code") relating to the withholding of Taxes, as well as similar provisions under any other law, with respect to any employee wages and any amounts owed to any independent contractor, creditor, shareholder, or other third party and have paid over to the proper governmental authorities all such amounts required to be withheld and paid over.

         3.7.(f) Except as set forth on Schedule 3.7, neither Percon nor any of its subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been timely filed (taking into account such extensions).

         3.7.(g) Neither Percon nor any of its subsidiaries has executed any outstanding waivers or comparable consents extending the statute of limitations with respect to any Taxes or Tax Returns.

         3.7.(h) To the actual knowledge of Percon, no deficiency for any Taxes has been proposed, asserted or assessed against Percon or any of its subsidiaries in writing that has not been resolved and paid in full.

         3.7.(i) To the actual knowledge of Percon, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Percon or any of its subsidiaries.

         3.7.(j) No power of attorney currently in force has been granted by Percon or any of its subsidiaries concerning any tax matter.

         3.7.(k) Neither Percon nor any of its subsidiaries has requested or received a Tax Ruling (as hereinafter defined) or entered into a Closing Agreement with any taxing authority that would have a continuing material effect on the Surviving Corporation after the Closing Date.

         3.7.(l) Neither Percon nor any of its subsidiaries is a party to any Contract that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or nondeductible compensation under Code Section 162(m).

         3.7.(m) None of Percon or any of its subsidiaries (A) has any liability for Taxes of any person other than Percon and its subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by Contract, or (iii) otherwise, (B) is a party to any Tax allocation or sharing agreement, (C) has adopted a plan of liquidation or (D) has made any election under Code Section 338 (or any similar provision of state, local or foreign law).

         3.7.(n) As used in this Agreement:

                   (i) "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes;

                   (ii) "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for a group of entities;

                   (iii) "Tax Ruling" means a written ruling of a taxing authority relating to Taxes; and

                   (iv) "Closing Agreement" means a written and legally binding agreement with a taxing authority relating to Taxes.

3.8. Absence of Certain Changes.

                  Except as and to the extent set forth in Schedule 3.8, since December 31, 1998, there has not been (a) any Material Adverse Change in the business, results of operations, financial condition, properties, assets or prospects of Percon, (b) in the case of Percon or any of its subsidiaries, any declaration, setting aside or payment of any dividend or any other distribution with respect to its capital stock, (c) any damage, destruction, or other casualty loss with respect to any asset or property owned, leased or otherwise used by Percon or any of its subsidiaries, (d) any conduct of business that is outside the ordinary course of business or not substantially in the manner that Percon previously conducted its business, except for transactions contemplated by this Agreement, (e) any change by Percon in accounting principles or methods,
(f) any issuance or sale of capital stock or other securities of Percon or any of its subsidiaries or grant of options to purchase any shares of capital stock or any other securities of any of them or adjustment, split, combination or reclassification of their capital stock or other securities or changes in their capital structures, (g) any material commitment or obligation by Percon or any of its subsidiaries, other than trade or business obligations or liabilities incurred in the ordinary course of business; (h) any amendment to any Benefit Plan (as defined in Section 3.18) or the adoption of any arrangement that would be a Benefit Plan, increase in the compensation or fringe benefits of any director, officer or employee or execution of any Contract to do any of the foregoing, or (i) any sale, lease or other transfer or disposition of any properties or assets of Percon or any of its subsidiaries, other than for a fair consideration in the ordinary course of business. Schedule 3.8 contains a list of the ten (10) largest customers, including distributors, of Percon and its subsidiaries for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Percon has received no notice (written or oral) of any facts indicating that any of the customers listed on Schedule 3.8 will not continue to be customers of Percon and its subsidiaries after the Closing at substantially the same level of purchases as heretofore. Schedule 3.8 contains a list of the ten (10) largest suppliers to Percon and its subsidiaries for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Percon has received no notice (written or oral) of any facts indicating that any of the suppliers listed on Schedule 3.8 will not continue to be suppliers to the business of Percon and its subsidiaries after the Closing and will not continue to supply Percon and its subsidiaries with substantially the same quantity and quality of goods at competitive prices.

3.9. Undisclosed Liabilities.

                  Except as set forth in Schedule 3.9, and except for liabilities or obligations that were incurred after December 31, 1998 in the ordinary course of business and of a type and in an amount consistent with past practices (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of Contract, breach of warranty, tort, infringement or violation of Law), neither Percon nor any of its subsidiaries has any material liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that is not accrued, reserved against or identified in the financial statements dated as of the Percon Most Recent Fiscal Quarter End. There are no rights of return or other agreements between Percon or any of its subsidiaries and any customer that would cause any sales reflected in the financial statements included in the Percon Public Reports to fail to qualify as sales in accordance with GAAP and Percon's revenue recognition policy as reflected in the financial statements included in the Percon Public Reports.

3.10. No Litigation.

                  Except as set forth in Schedule 3.10, there is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), pending or, to Percon's knowledge, threatened against Percon or any of its subsidiaries or any of their officers or directors (in such capacity), their business or any of their assets, at law of in equity, before or by any federal, state, foreign, municipal or other governmental agency or authority, or before any arbitration board or panel.
Schedule 3.10 also identifies all Litigation to which Percon or any of its subsidiaries or any of their officers or directors (in such capacity) have been parties since January 1, 1996, where the damage sought exceeded Twenty-Five Thousand Dollars ($25,000) or where the remedy sought was equitable relief the granting of which would have had a material effect. Except as set forth in
Schedule 3.10, neither Percon nor any of its subsidiaries nor their business or assets is subject to any order of any federal, state, foreign, municipal or other governmental agency or authority.

3.11. Environmental Matters.

         3.11.(a) Except as set forth on Schedule 3.11, Percon and each of its subsidiaries are in compliance with all applicable federal, state, foreign, regional and local laws, statutes, ordinances, judgments, rulings and regulations and applicable common law principles relating to any matters of pollution, protection of the environment or environmental regulation or control (collectively, "Environmental Laws") except for instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate with those associated with other instances of noncompliance subject to this and similar exceptions, would be material. Neither Percon nor any of its subsidiaries has received any written notice (i) of any violation of an Environmental Law or (ii) of the institution of any Litigation by any governmental agency or authority or any third party alleging that Percon or any of its subsidiaries may be in violation of or liable under any Environmental Law.

         3.11.(b) Except as disclosed on Schedule 3.11, neither Percon nor any of its subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances (as hereinafter defined) on, under, from or at any of the properties currently or previously owned or operated by Percon or any of its subsidiaries, except in compliance with Environmental Laws or instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate with those associated with other instances of noncompliance subject to this and similar exceptions, would be material, (ii) been subject to liability for any Hazardous Substance disposal or contamination on any of its property or any third party property, (iii) knowledge of the presence of any Hazardous Substances on, under or at any of Percon's or any of its subsidiaries' properties or any other property to the extent the presence of Hazardous Substances on any other property was caused by the operations of Percon or any of its subsidiaries, or (iv) received any written notice (x) of any actual or potential liability for the response to or remediation of Hazardous Substances at or arising from any of Percon's or any of its subsidiaries' properties or any other properties, or (y) of any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of Percon's or any of its subsidiaries' properties or any other properties. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law. Percon has provided PSC with true and correct copies of all environmental reports in the possession of Percon or any of its subsidiaries or their agents, representatives or consultants relating to property owned or operated by Percon or any of its subsidiaries.

         3.11.(c) No Environmental Law imposes any obligation upon Percon or its subsidiaries arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or transfer any permit or license, any requirement to file any notice or other submission with any governmental agency or authority, the placement of any notice, acknowledgement, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree. No lien has been placed upon any of Percon's properties or its subsidiaries' properties under any Environmental Law.

3.12. Title to Assets.

                  Each of Percon and its subsidiaries owns good and valid title to the assets and properties that it owns or purports to own, including the assets reflected on its balance sheet as of the Percon Most Recent Fiscal Quarter End, free and clear of any and all Liens, except those Liens identified on Schedule 3.12 as "Existing Liens" and Liens for taxes not yet due and payable and such other Liens or minor imperfections of title, if any, that do not materially detract from the value or interfere with the present use of the affected asset.

3.13. Insurance.

                  Percon has given PSC access to true and correct copies of all policies of insurance in which Percon or any of its subsidiaries is named as an insured party or that otherwise relate to or cover any assets or properties of Percon or any of its subsidiaries. Each of such policies is in full force and effect, and the coverage provided under such properties complies with the requirements of any Contracts binding on Percon or any of its subsidiaries relating to such assets or properties. Except as set forth in Schedule 3.13, neither Percon nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Percon or any of its subsidiaries.

3.14. Material Contracts and Agreements.

         3.14.(a) Schedule 3.14 includes the following Contracts to which Percon or any of its subsidiaries is a party: (i) all Contracts with Symbol Technologies, Inc.; (ii) contract manufacturing Contracts (whether Percon or its subsidiary is the manufacturer or the party for whom products are manufactured);
(iii) other than nonexclusive software licenses to customers of Percon and its subsidiaries in the ordinary course of its business, all Contracts in which it receives or extends a license to use a Trade Right (as defined in Section 3.15) other than Software (as defined in Section 3.15); (iv) any OEM or VAR sales Contract that by its terms involves a commitment exceeding Two Hundred Fifty Thousand Dollars ($250,000) in amount or that involves a customer from which Percon and/or its subsidiaries received revenues in excess of Two Hundred Fifty Thousand Dollars ($250,000) during the year ended December 31, 1998 or during the current fiscal year; and (v) all Contracts to which an affiliate of Percon is a party that are not listed as exhibits to Percon's most recent Annual Report on Form 10-K and that by its terms involves a commitment in excess of Twenty Five Thousand Dollars ($25,000). Except as listed on Schedule 3.14, there are no Contracts that are material to the business, financial condition, properties, results of operations or prospects of Percon and its subsidiaries taken as a whole.

         3.14.(b) As of the date hereof and except as disclosed on Schedule 3.14, neither Percon nor any of its subsidiaries has defaulted in its performance or failed to perform under, and to the knowledge of Percon, no other party has defaulted in its performance or failed to perform under, and there is no anticipatory breach of, any of the Contracts listed or required to be listed on Schedule 3.14, and none of the parties to any such Contract has alleged that the other has defaulted in performance or failed to perform, other than (i) a default in payment that shall not have continued more than thirty (30) days from the date on which the payment was originally due pursuant to the terms of the applicable Contracts, and (ii) a default or failure that is immaterial with respect to all such Contracts (provided that all such immaterial defaults or failures in the aggregate are immaterial with respect to all such Contracts when taken in the aggregate). As of the date hereof and except as disclosed on Schedule 3.14, neither Percon nor any of its subsidiaries has received notice of any anticipatory breach, pending dispute or anticipated litigation arising from or relating to any of such Contracts, or notice that any of such Contracts has been or will be cancelled, revoked or otherwise terminated.

         3.14.(c) Except as listed on Schedule 3.14, neither Percon nor any subsidiary is subject to any agreement that restricts competition with any other person or provides that Percon, any subsidiary or affiliate may not engage in any business or sell or distribute any product or service.

         3.14.(d) Except as disclosed on Schedule 3.14, neither Percon nor any of its subsidiaries has any currency hedges, derivatives or any other similar type of instrument intended to eliminate or diminish financial risk.

3.15. Intellectual Property.

         3.15.(a) Schedule 3.15 lists (to the extent susceptible to listing) all Trade Rights (as defined below) in which Percon or any of its subsidiaries now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Percon and its subsidiaries, and also indicating which of such Trade Rights are registered or for which applications for registration are pending and the names of the jurisdictions covered by the applicable registration or application. Except as set forth on
Schedule 3.15, all Trade Rights shown as registered in Schedule 3.15 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.

         3.15.(b) Except as set forth on Schedule 3.15, to conduct the business of Percon and its subsidiaries, as such is currently being conducted or proposed to be conducted, Percon and its subsidiaries do not require any Trade Rights that they do not already have. Except as set forth on Schedule 3.15, Percon and its subsidiaries are not infringing and have not infringed any Trade Rights or any proprietary rights in Software (as defined below) of another in the operation of their business, nor is any other person infringing the Trade Rights of Percon and its subsidiaries. Except as set forth on Schedule 3.15, to the extent any product of Percon or any of its subsidiaries incorporates other Software, Percon and its subsidiaries have all requisite rights to so incorporate the other Software in its product and further to license its product to others. Except as set forth on Schedule 3.15, to the knowledge of Percon, there are no pending patent applications belonging to others that Percon or any of its subsidiaries would infringe if a patent that included such claims were granted on such pending applications. Neither Percon nor any of its subsidiaries has received any notice from any third party asserting that Percon or any of its subsidiaries is infringing any Trade Rights or any proprietary rights in Software, asserting ownership of any Trade Rights or any proprietary rights in Software, seeking damages arising from the use of any Trade Rights or any proprietary rights in Software, offering to grant a license to use any Trade Rights or any proprietary rights in Software or requesting indemnification from liability arising out of the use of any Trade Rights or any proprietary rights in Software, and neither Percon nor any of its subsidiaries has sent a notice to any such effect. The matters set forth in the letter from Percon to PSC dated November 9, 1999, are true, complete and correct.

         3.15.(c) Other than the granting of nonexclusive software licenses to customers of Percon and its subsidiaries in the ordinary course of its business, except as listed on Schedule 3.15, Percon and its subsidiaries have not granted any license or made any assignment of any Trade Right listed on Schedule 3.15, nor does Percon or any of its subsidiaries pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or threatened to challenge Percon's or its subsidiaries right, title and interest with respect to their continued use and right to preclude others from using any Trade Rights of Percon or its subsidiaries.

         3.15.(d) Except as set forth on Schedule 3.15, all Trade Rights of Percon and its subsidiaries are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Percon and its subsidiaries. Except as set forth on Schedule 3.15, the consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by Percon or any of its subsidiaries. Percon and its subsidiaries have taken all reasonable actions to maintain the secrecy of their respective material Trade Rights as confidential, trade secret and/or copyrighted material.

         3.15.(e) As used herein, the term "Trade Rights" shall mean: (i) all trademark rights business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all U.S. and foreign patents and patent applications, including all abandoned patents and patent applications, and all international proprietary rights associated therewith;
(iv) all Contracts granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (vi) all claims for infringement or breach of any of the foregoing;
(vii) all intellectual property relating to Software; (viii) all internet addresses, sites and domain names; and (ix) all licenses and immunities under any of the rights described in the foregoing clauses that arise by operation of Law, are implied by Law or are otherwise created by means other than Contract. For purposes of this Agreement, "Software" shall mean a computer program or any part of such computer program, whether in source code, object code or any other form, in whatever format recorded, and all modifications, enhancements or corrections made to such program, and all documentation relating to such program, including any flow charts, designs, instructions, job control procedures and manuals relating to such program in printed or machine readable form.

3.16. Software; Protection.

         3.16.(a) Software. Set forth on Schedule 3.16(a) is a list and description of all (i) Software products currently offered or offered at any time since January 1, 1999, or incorporated in other products currently offered or offered at any time since January 1, 1999, by Percon or any of its subsidiaries to its customers ("Product Software") and (ii) department-wide or enterprise-wide Software used in the day-to-day operation of departments of Percon or any of its subsidiaries ("Operations Software"). Except for Software programs identified on Schedule 3.16(a) as Software that Percon or any of its subsidiaries does not own but which Percon or any of its subsidiaries has been duly authorized to use or distribute by an instrument in writing, each Software program published or distributed by Percon or any of its subsidiaries is a "work made for hire" as defined by the Copyright Act of 1976, as amended, or is subject to a copyright that has been assigned exclusively to Percon or any of its subsidiaries by an instrument in writing. Except as set forth on Schedule 3.16(a), each past and present employee and independent contractor participating in the development of any such Software is bound by a confidentiality and nondisclosure agreement executed by such employee or independent consultant and Percon or any of its subsidiaries, which agreement prohibits the disclosure of any confidential information of Percon or any of its subsidiaries for a defined period of time following termination of employment with Percon or any of its subsidiaries. Percon and its subsidiaries are not aware of any breach of any confidentiality agreement in favor of Percon and its subsidiaries relating to such Software owned by Percon and its subsidiaries either by its present or former employees or third parties.

         3.16.(b) Software Protection Policy. Set forth on Schedule 3.16(b) is a description of the policy of Percon and its subsidiaries concerning the use and protection of Software.

         3.16.(c) Transferability of Software Rights. Percon and its subsidiaries owns or has rights under license in the Software listed on Schedule 3.16(a), which identifies whether Percon or any of its subsidiaries owns such Software or has such rights under license and whether such rights under license are exclusive or nonexclusive; and except as set forth on Schedule 3.16(c), the consummation of the transactions contemplated by this Agreement shall not result in any obligation to pay any additional licensing, transfer or other fee.

         3.16.(d) Documentation, Security and Ownership of Software. Except as set forth on Schedule 3.16(d), Percon and its subsidiaries have user installation and operation manuals for all Software used in the development of or incorporated in Product Software that is critical to the development of products offered by Percon and its subsidiaries and for all Operations Software. Except as set forth on Schedule 3.16(d), all Product Software is documented through flow charts, designs, database models, entity relationship diagrams or business processes and user installation and procedure manuals that are sufficient to enable Percon and its subsidiaries to offer such Software to its customers and support such Software. Except as set forth on Schedule 3.16(d), neither Percon nor any of its subsidiaries has disclosed or delivered to any person, or permitted the disclosure or delivery to any escrow agent or other person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Software. Except for Software that Percon and its subsidiaries license on a nonexclusive basis to its customers in the ordinary course of business and except as set forth on Schedule 3.16, Percon and its subsidiaries have not conveyed or granted any other rights to such Software, nor are Percon and its subsidiaries obligated to convey or grant any rights to license, market, incorporate in other Software, sell or otherwise use such Software to third parties, and to the knowledge of Percon, no third party has unauthorized access to such Software. Percon and its subsidiaries possess the original of all documentation, including without limitation all source codes, for all Software owned outright by it. Except as disclosed on Schedule 3.16(d), upon consummation of the transactions contemplated hereby, Percon and its subsidiaries or Surviving Corporation will continue to own all of the Software owned outright by Percon and its subsidiaries prior to the Closing, free and clear of all claims, liens, encumbrances, obligations and liabilities except for such claims, liens, encumbrances, obligations and liabilities of Percon and its subsidiaries (A) applicable to Software licensed to third parties and (B) as may be granted by Percon and its subsidiaries or Surviving Corporation after the Closing Date. Percon and its subsidiaries have provided to PSC or Newco access to or copies of Percon and its subsidiaries' customer support log and trouble shooting tools and solutions relating to their Software products covering at least the two years preceding the date hereof.

3.17. Labor Matters.

                  Except as set forth in Schedule 3.17, within the last five (5) years Percon and its subsidiaries have not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.17,
(a) Percon and its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice;
(b) there are no unfair labor practice charges or complaints against Percon and its subsidiaries pending or, to Percon's knowledge, threatened that would have a Material Adverse Effect; (c) there is no labor strike, slowdown or stoppage actually pending or, to Percon's knowledge, threatened against or affecting Percon and its subsidiaries nor, to Percon's knowledge, any secondary boycott with respect to products of Percon and its subsidiaries; (d) Percon is not aware of any question concerning representation or, to Percon's knowledge, threats respecting the employees of Percon and its subsidiaries; (e) no grievance that may reasonably be expected to have a Material Adverse Effect, nor any arbitration proceeding arising out of or under collective bargaining agreement that may reasonably be expected to have a Material Adverse Effect, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Percon and its subsidiaries concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other governmental entity. Except as set forth on Schedule 3.17, neither Percon nor any of its subsidiaries is a party to any labor agreement, collective bargaining agreement, union contract or other similar agreement.

3.18. ERISA Compliance.

         3.18.(a) Schedule 3.18 contains a list (including a brief description where the listing of the item does not indicate the subject matter) of all "employee pension benefit plans" (as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, Christmas bonus, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee or director of Percon or any of its subsidiaries (collectively, "Benefit Plans") maintained, or contributed to, by Percon or any of its subsidiaries for the benefit of any officers or employees of Percon or any of its subsidiaries currently or within the last five years. Percon has delivered to PSC true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (4) each trust agreement and group annuity contract relating to any Benefit Plan, and (5) the most recent actuarial report relating to any Benefit Plan.

         3.18.(b) Except as disclosed in Schedule 3.18, all Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Percon, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefore in any respect that would adversely affect its qualification or materially increase its costs.

         3.18.(c) No Pension Plan that Percon or any of its ERISA Affiliates (as hereinafter defined) maintains, or to which Percon or any of its ERISA Affiliates contributed or is or was previously obligated to contribute, is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA. An "ERISA Affiliate" means any entity that, along with Percon, ever formed a controlled group of corporations, group of trades or businesses under common control, or affiliated service group, within the meaning of Code Sections 414(b), (c), (m) or (o). To the best knowledge of Percon, none of Percon, any of its subsidiaries, any officer of Percon or any of its subsidiaries or any of the Benefit Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Percon, any of its subsidiaries or any officer of Percon or any of its subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under
Section 502(i) or (1) of ERISA.

         3.18.(d) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 3.18, (i) no such benefit plan is unfunded or funded through a welfare benefits fund, as such term is defined in
Section 419(e) of the Code, (ii) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980(B)(f) of the Code and Section 186z(b)(1) of the Social Security Act and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to Percon or any of its subsidiaries on or at any time after the Effective Time.

         3.18.(e) Except as disclosed on Schedule 3.18, each Benefit Plan conforms in all material respects in form and operation to all applicable laws and regulations, and all reports or information relating to such Benefit Plan required to be filed with any governmental entity or disclosed to participants have been timely filed and disclosed. Except as disclosed on Schedule 3.18, no Benefit Plan holds any employer security or employer real property within the meaning of Section 407 of ERISA.

         3.18.(f) Except as disclosed on Schedule 3.18, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Percon or any subsidiary thereof to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee, except as required under Section 411 of the Code.

         3.18.(g) Except as disclosed on Schedule 3.18, neither Percon nor any of its subsidiaries has announced a plan to create or a legally binding commitment to amend any Benefit Plan or to create any new arrangement that would be a Benefit Plan.

         3.18.(h) All insurance premiums with respect to any Benefit Plan (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full. Except as disclosed on Schedule 3.18, there are no retrospective adjustments provided for under any insurance contracts maintained pursuant to any Benefit Plan with regard to policy years or other periods ending on or before the Effective Time.

         3.18.(i) No Benefit Plan or the deduction of any contributions thereto by Percon or any of its subsidiaries has been the subject of audit by the Internal Revenue Service or the Department of Labor, and no litigation or asserted claims exist against Percon or any of its subsidiaries or any Benefit Plan or fiduciary with respect thereto (other than such benefit claims as are made in the normal operation of a Benefit Plan). To the knowledge of Percon, there are no facts that would give rise to or could give rise to any action, suit, grievance, arbitration or other claim.

         3.18.(j) With respect to any Benefit Plan that covers current or former employees or directors who are not residents of the United States of America, any references in this

Section 3.18 to ERISA, the Code, or any other applicable law shall be read to include any applicable law of similar import for the jurisdiction in which such individuals reside.

3.19. Employment Compensation.

                  Schedule 3.19 contains a true and correct list of all employees to whom Percon or any of its subsidiaries is paying compensation, including bonuses and incentives at an annual rate in excess of One Hundred Thousand Dollars ($100,000) for services rendered or otherwise, and in the case of salaried employees, such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

3.20. Percon Board of Directors Action.

                  The Board of Directors of Percon (at a meeting duly called and held) has by the unanimous vote of all directors (a) determined that the Merger is advisable and in the best interests of Percon and its shareholders, (b) resolved to recommend the approval of this Agreement and the Merger by the holders of Percon Common Stock and directed that the Merger be submitted for consideration by the holders of Percon Common Stock at a special meeting of shareholders and (c) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement.

3.21. Proxy Statement.

         3.21.(a) None of the information supplied or to be supplied by or on behalf of Percon for inclusion or incorporation by reference in the proxy statement, in definitive form, relating to the Percon Special Meeting (the "Proxy Statement") will, at the date filed with the SEC , at the date it or any amendment or supplement is mailed to the shareholders of Percon or at the time of the Percon Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         3.21.(b) Information provided by and relating to Percon and its subsidiaries in the Proxy Statement will comply as to form in all material respects with the provisions of the the Exchange Act.

3.22. No Brokers or Finders.

                  With the exception of the engagement of McDonald Investments, Inc., by Percon, none of Percon and its subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder, or agent with respect to the transactions contemplated by this Agreement. Percon has provided PSC with a true and correct copy of the engagement letter by and among Percon and McDonald Investments, Inc.

3.23. Disclosure.

                  All statements and information contained in any certificate or Disclosure Schedule delivered by or on behalf of Percon shall be deemed representations and warranties by Percon.

3.24. Opinion of Financial Advisor.

                  Percon has received the opinion of McDonald Investments, Inc., dated the date of this Agreement, to the effect that the aggregate Merger Price is fair to the Percon shareholders from a financial point of view, and a copy of such opinion has been delivered to PSC.

3.25. Year 2000 Compliance.

         3.25.(a) Except as identified on Schedule 3.25, none of the personal property, equipment or assets owned or utilized by Percon and its subsidiaries relating to their business, including but not limited to computer software, databases, hardware, controls and peripherals, has characteristics or qualities that may cause it to fail to (i) operate and produce data on and after January 1, 2000 (including taking into effect that such year is a leap year), or use data based on time periods on or after January 1, 2000 (including taking into effect that such year is a leap year), or use data based on time periods on or after January 1, 2000 (including taking into effect that such year is a leap year) accurately and without delay, interruption or error relating to the fact that the time at which and the date on which such software is operating is on or after 12:00 a.m. on January 1, 2000 (including taking into effect that such year is a leap year) and (ii) accept, calculate, process, maintain, store and output, accurately and without delay, interruption or error, all times or dates, or both, whether before, on or after 12:00 a.m. January 1, 2000 (including taking into effect that such year is a leap year), and any time periods determined or to be determined based on such times or date or both (a "Year 2000 Defect"). Except as identified on Schedule 3.25, none of the property or assets owned or utilized by Percon and its subsidiaries relating to their business will fail to perform in any material respect or require any repair, rewrite, conversion or other adaptation because of, or due in any way to, a Year 2000 Defect. Percon and its subsidiaries have no obligations under warranty agreements, service agreements or otherwise with respect to their business to rectify a Year 2000 Defect of any person or to indemnify any person in the event Percon and its subsidiaries experience a Year 2000 Defect. To the knowledge of Percon, no vendors or suppliers of Percon or its subsidiaries may experience a Year 2000 Defect that could cause a Material Adverse Effect.

                                   ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF PSC

                  PSC makes the following representations and warranties to
Percon:

4.1. Organization.

                  Each of PSC and Newco is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of PSC and Newco has full corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted and to own and use the properties owned and used by it.

4.2. Authorization.

                  PSC and Newco each has full corporate power and authority to execute and deliver this Agreement and the Ancillary Instruments and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby have been duly approved by the Boards of Directors of PSC and Newco and by the sole shareholder of Newco, and no other corporate proceedings on the part of PSC or its shareholders are necessary to authorize this Agreement and to consummate the transactions so contemplated. This Agreement has been duly executed and delivered and constitutes, and the Ancillary Instruments when executed and delivered by PSC will constitute, the valid and legally binding obligation of PSC enforceable in accordance with their respective terms and conditions.

4.3. No Violation.

                  Except for such consents as are required under the terms of indebtedness of PSC outstanding on the date hereof ("Debt Consents"), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (a) will violate any constitution, statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, plan, decree, or other restriction of any government, governmental agency or court to which any of PSC and its subsidiaries is subject or any provision of the charter or bylaws of any of PSC and its subsidiaries, (b) except for (i) applicable requirements of (A) the HSR Act, (B) other state and foreign antitrust laws, (C) the Exchange Act, (D) the Securities Act, and (E) Blue Sky Laws, and (ii) the filing of Articles of Merger pursuant to the WBCA, will require any authorization, consent, approval, exemption or other action by, notice to or filing with any government or governmental agency, or (c) subject to obtaining the Debt Consents, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien or security interest upon any of the assets of PSC or its subsidiaries under any term or provision of the Articles of Incorporation or By-Laws of PSC or any of its subsidiaries, or of any Contract or restriction of any kind or character to which any of PSC or any of its subsidiaries is a party or by which

PSC or any of its subsidiaries is bound or to which the assets or properties of PSC or any of its subsidiaries may be bound or affected.

4.4. Information.

                  None of the information supplied or to be supplied by PSC and Newco in writing specifically for inclusion in the Proxy Statement will, at the time filed with the SEC, at the date it or any amendment or supplement is mailed to shareholders of Percon or at the time of the Percon Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Information provided by and relating to PSC and its subsidiaries in the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

4.5. Interim Operations of Newco.

                  Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with such transactions.

4.6. Capital Resources.

                  PSC has sufficient cash, or access to cash, to pay the aggregate Merger Price.

                                    ARTICLE 5
                                    COVENANTS

5.1. Interim Operations.

                  During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, or as otherwise approved in advance by PSC in writing:

         5.1.(a) Percon will, and will cause each of its subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice. Percon will use reasonable efforts to preserve intact the business organization of Percon and each of its subsidiaries, to keep available the service of its and their present officers and key employees and to preserve the goodwill of those having business relationships with it or its subsidiaries.

         5.1.(b) Percon will not, and will not permit any of its subsidiaries to, make any change or amendment to their respective articles of incorporation or by-laws (or comparable governing instruments).

         5.1.(c) Except for the issuance of Percon Common Stock upon the exercise of Options and warrants outstanding on the date hereof, Percon will not, and will not permit any of its subsidiaries to, (i) issue or sell any shares of capital stock or any other securities of any of them, (ii) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any Contract with respect to the issuance of, any shares of capital stock or any other securities of any of them, (iii) adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures, (iv) take any action to accelerate the vesting of any Options or (v) take any other action under the terms of the Option Plan or otherwise with respect to Options that is inconsistent with the treatment that
Section 1.5 contemplates.

         5.1.(d) Percon will not and will not permit any of its subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them.

         5.1.(e) Percon will not, and will not permit any of its subsidiaries to, amend any Benefit Plan or to adopt any arrangement that would be a Benefit Plan or, except pursuant to collective bargaining agreements as presently in effect, increase materially the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements, but Percon may take any such action as Percon deems reasonably necessary to respond to competitive situations if Percon obtains the prior written consent of PSC, which consent will not be unreasonably withheld.

         5.1.(f) Percon will not, and will not permit any of its subsidiaries to, (a) assume any indebtedness or, except in the ordinary course of business for working capital purposes under facilities existing on the date hereof, incur any indebtedness or (b) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments (other than short-term investments pursuant to customary cash management systems of Percon) in, any other person other than such of the foregoing as are made by Percon to, in or from a wholly owned subsidiary of Percon. Percon will not, and will not permit any of its subsidiaries to, enter into any new credit agreements or enter into any amendments or modifications of any existing credit agreements.

         5.1.(g) Percon will not, and will not permit any of its subsidiaries to, acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) any assets, except purchases of inventory items or supplies in the ordinary course of business consistent with past practice and capital expenditures in compliance with Section 5.1.(k).

         5.1.(h) Percon will not, and will not permit any of its subsidiaries to, lease, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice.

         5.1.(i) Percon will not, and will not permit any of its subsidiaries to, make any tax election or settle or compromise any income tax or other tax liability or refund, but Percon may take any such action as Percon deems reasonably necessary in the ordinary course of business if Percon obtains the prior written consent of PSC, which consent will not be unreasonably withheld.

         5.1.(j) Percon will not, and will not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, or settle any material claim, action or proceeding except in the ordinary course of business consistent with past practice.

         5.1.(k) Percon will not, and will not permit any of its subsidiaries to, make any capital expenditures from the date of this Agreement to the Effective Time in an aggregate amount in excess of twenty-five percent (25%) of the aggregate amount reflected in Percon's capital expenditure budget, a copy of which has been provided to PSC.

         5.1.(l) Percon will not, and will not permit any of its subsidiaries to, enter into or terminate any material Contract, or make any change in any material Contract, other than renewals of Contracts without material adverse changes in terms.

         5.1.(m) Percon will not, and will not permit any of its subsidiaries to, implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

         5.1.(n) Percon will not, and will not permit any of its subsidiaries to, authorize or enter into any agreement to do any of the foregoing.

5.2. Access and Information.

         5.2.(a) Prior to the Closing, Percon will (and will cause each of its subsidiaries to) afford to PSC and its representatives (including directors, officers and employees of PSC and its affiliates, and counsel, accountants and other professionals retained by PSC) such access throughout the period prior to the Effective Time to its books, records (including tax returns), agreements, properties (including for purposes of making any reasonable environmental investigation), personnel and suppliers as PSC reasonably requests. Percon will, as part of PSC's due diligence review, cause its independent certified public accountants (existing and prior) to make available to PSC and its independent certified public accountants the work papers relating to any audit of Percon's financial statements in the last five years.

         5.2.(b) Prior to the Closing, Percon will promptly furnish PSC with copies of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of PSC.

         5.2.(c) Prior to the Closing, Percon will promptly notify PSC of any material change in its business or operations and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or, to its knowledge, the threat of material Litigation and shall keep the PSC fully informed of such events. Prior to the Closing, each party will promptly notify the other party of any information that becomes known to it or any subsidiary that could reasonably be expected to make any representation or warranty it has made herein not true or not correct in any material respect.

5.3. Certain Filings, Consents and Arrangements.

                  PSC and Percon will (a) promptly make their respective filings, and will thereafter use their best efforts to promptly make any required submissions, under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and (b) cooperate with one another
(i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations.

5.4. State Takeover Statutes.

                  Percon will, upon the request of PSC, take all reasonable steps to exempt Percon and the Merger from the requirements of any state takeover law by action of Percon's Board of Directors or otherwise.

5.5. Percon Special Meeting; Proxy Statement.

         5.5.(a) Percon, acting through its Board of Directors, shall, in accordance with applicable Law:

                   (i) Duly call, give notice of, convene and hold a special meeting of Percon's shareholders (the "Percon Special Meeting") on the earlier of the date proposed by PSC or the date proposed by Percon subject to the consent of the other (which consent shall not be unreasonably withheld or delayed), which date shall in no event be more than sixty (60) days after the date hereof, for the purpose of considering and taking action upon this Agreement; provided, however, that if the Securities and Exchange Commission (the "SEC") reviews the Preliminary Filing (as defined below), then such sixty (60) day period shall be extended by the number of days during which Percon is awaiting receipt of SEC comments plus five (5) business days to enable Percon to respond to the first set of SEC comments and two (2) business days in each case to enable Percon to respond to each subsequent set of SEC comments;

                   (ii) Promptly (x) prepare and file with the SEC a preliminary information or proxy statement relating to the Merger and this Agreement that complies in all material respects with the provisions of applicable federal securities laws (the

           "Preliminary Filing"), (y) after consultation with PSC, respond promptly to any comments made by the SEC with respect to the Preliminary Filing, and (z) subject to compliance with SEC rules and regulations, cause a notice of a special meeting and the Proxy Statement to be mailed to the shareholders of Percon no later than the time required by applicable Law and the articles of incorporation and the bylaws of Percon; and

                   (iii) Include in the Proxy Statement the unanimous recommendation of the Board of Directors of Percon that the shareholders of Percon vote in favor of the approval of the Merger and the adoption of this Agreement.

         5.5.(b) PSC and Newco will furnish to Percon the information relating to PSC and Newco required under the Exchange Act to be set forth in the Proxy Statement. No representation, warranty or covenant is made or shall be made herein by PSC or Newco with respect to information contained in the Proxy Statement other than information supplied by PSC and/or Newco in writing expressly for inclusion in the Proxy Statement.

         5.5.(c) Percon shall consult with PSC and Newco with respect to the Proxy Statement (and any amendments or supplements thereto) and shall afford PSC and Newco reasonable opportunity to comment thereon prior to its finalization. If, at any time prior to the Percon Special Meeting, any event shall occur relating to Percon or the transactions contemplated by this Agreement that should be set forth in an amendment or a supplement to the Proxy Statement, then Percon will promptly notify PSC and Newco of such event in writing. If, at any time prior to the Percon Special Meeting, any event shall occur relating to PSC, Newco or the transactions contemplated by this Agreement that should be set forth in an amendment or a supplement to the Proxy Statement, then PSC and Newco will promptly notify Percon of such event in writing. In any such case, Percon, with the cooperation of PSC and Newco, will promptly prepare and mail such amendment or supplement, and Percon shall consult with PSC and Newco with respect to such amendment or supplement and shall afford PSC and Newco reasonable opportunity to comment thereon prior to such mailing. Percon shall notify PSC and Newco at least three (3) days prior to the mailing of the Proxy Statement (or any amendment or supplement thereto) to the shareholders of Percon.

5.6. Additional Agreements.

                  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental agencies or authorities, effect all necessary registrations and filings (including filings under the HSR Act), lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and obtain any required contractual consents. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Percon and its subsidiaries acquired or to be acquired by the Surviving corporation as a result of, or in connection with the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Percon and its subsidiaries or otherwise, as such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Percon and its subsidiaries or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

5.7. Certain Litigation.

                  Percon shall give East the opportunity to participate in the defense or settlement of any litigation against Percon or its officers or directors relating to the transactions contemplated by this Agreement. No such settlement shall be agreed to without East's consent which shall not be unreasonably withheld.

5.8. Acquisition Proposals.

         5.8.(a) Percon agrees that neither it nor any of its subsidiaries shall, and that it shall direct and use its best efforts to cause its and its subsidiaries, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) (Percon, its subsidiaries and their officers, directors, employees, agents and representatives being the "Percon Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of, or tender offer for, any of the assets of it or any of its subsidiaries or its voting securities if, as a result of such transaction, (i) the shareholders of Percon would not hold more than ninety-five percent (95%) of the voting securities of the surviving corporation or its ultimate parent, (ii) the directors of Percon immediately prior to completion of such transaction would not constitute at least two-thirds of the board of directors of the surviving corporation or its ultimate parent immediately following the completion of such transaction, or (iii) another person would acquire material assets of Percon and/or its subsidiaries (any such proposal or offer being hereinafter referred to as a "Percon Acquisition Proposal"). Neither Percon nor any of its subsidiaries shall, and Percon shall direct and cause the Percon Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to a Percon Acquisition Proposal or engage in any negotiations concerning a Percon Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Percon Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent either Percon or the Percon Representatives from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Percon Acquisition Proposal; (B) engaging in any discussions or negotiations with or providing any information to any person in response to an unsolicited bona fide written Percon Acquisition Proposal by any such person; or (C) recommending such an unsolicited bona fide written Percon Acquisition Proposal to the shareholders if in such case referred to in clause (B) or (C), (1) the Board of Directors of Percon at a meeting determines in good faith (upon the advice of its financial advisor) that such Percon Acquisition Proposal is reasonably likely to be completed taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to Percon's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Percon Acquisition Proposal being referred to in this Agreement as a "Superior Percon Proposal"), (2) the Board of Directors of Percon at a meeting determines in good faith upon the advice of outside legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duty under applicable law and (3) Percon (I) promptly advises PSC that it has received a Superior Percon Proposal, (II) promptly discloses to PSC the material terms of the Superior Percon Proposal, and (III) promptly (and in any event before providing information) causes the offering party to enter into a confidentiality and standstill agreement substantially in the form of the Confidentiality Agreement (as defined in Section 5.9) (provided that such confidentiality agreement shall not contain terms that prevent Percon from complying with its obligations under this Section 5.8), and (IV) promptly (and in any event upon the request of PSC) advises PSC of any material developments with respect to the Superior Percon Proposal.

         5.8.(b) Percon will (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Percon Acquisition Proposal, (ii) take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 5.8(a) of the obligations undertaken in Section 5.8(a) and (iii) notify PSC immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the terms and conditions of any proposals or offers, and thereafter shall inform PSC of any material modification of the terms of any such proposal or offer or the withdrawal thereof. Percon also agrees that it will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of any Percon Acquisition Proposal to return all confidential information heretofore furnished to such person by or on behalf of it or any of its subsidiaries, but the obligation in this sentence shall not extend to any Percon Acquisition Proposal if it is an Excluded Percon Acquisition Proposal (as hereinafter defined). As used herein, an "Excluded Percon Acquisition Proposal" means a Percon Acquisition Proposal if (A) it is a Percon Acquisition Proposal only by virtue of clause (i) of subsection 5.8.(a),
(B) as a result of the transaction that the Percon Acquisition Proposal contemplates, the shareholders of Percon would hold more than seventy-five percent (75%) of the voting securities of the surviving corporation or its ultimate parent and (C) the Percon Acquisition Proposal was initiated before July 1, 1999 or after the termination of this Agreement.

5.9. Confidentiality.

                  Percon and PSC each acknowledges and confirms that it has entered into Confidentiality Agreements, dated July 9, 1999 and July 1, 1999, respectively (the "Confidentiality Agreement"), that information provided by each party hereto to the other party hereto pursuant to this Agreement is subject to the terms of the Confidentiality Agreement and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

5.10. Indemnification; Directors' and Officers' Insurance

         5.10.(a) From and after the Effective Time, PSC agrees that it will indemnify and hold harmless each present and former director and officer of Percon (when acting in such capacity) (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against any costs or expenses (including, without limitation, reasonable attorneys' fees, costs of investigation and fees of other advisers and experts), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including, without limitation, claims, actions, suits, proceedings or investigations by or on behalf of any present or former shareholder of Percon, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, to the fullest extent that Percon would have been permitted under the WBCA and its Articles of Incorporation or Bylaws in effect on the date hereof to indemnify such person (and PSC shall also advance expenses as incurred to the fullest extent permitted under applicable law; provided that the person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and an undertaking to repay the advances if it is ultimately determined that the person is not entitled to indemnification).

         5.10.(b) Any Indemnified Party wishing to claim indemnification under subsection (a) of this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify PSC thereof, but the failure to so notify shall not relieve PSC of any liability it may have to the Indemnified Party if the failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) PSC or the Surviving Corporation shall have the right to assume the defense thereof and PSC shall not be liable to the Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Parties in connection with the defense thereof, except that if PSC or the Surviving Corporation elects not to assume the defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between PSC or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and PSC or the Surviving Corporation shall pay all reasonable fees and expenses of the counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that PSC shall be obligated pursuant to this subsection (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for the Indemnified Parties would present the counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) PSC shall not be liable for any settlement effected without its prior written consent; and provided, further, that PSC shall not have any obligation hereunder to any indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and the determination shall have become final and non-appealable, that the indemnification of the Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

         5.10.(c) The Surviving Corporation shall maintain Percon's existing officers' and directors' liability insurance for a period of six (6) years after the Effective Time; provided, however, that if the existing officers' and directors' insurance expires, is terminated or canceled during such six-year period, then the Surviving Corporation will obtain officers' and directors' liability insurance for the remainder of such period of at least the same coverage and amounts, containing terms and conditions that are not less advantageous to the Indemnified Parties and that is issued by an insurer having a claims-paying rating at least as good as the rating of the issuer of Percon's existing policy.

         5.10.(d) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

5.11. Percon Warrants.

                  As soon as practicable after the date hereof and prior to the Effective Time, and in compliance with its obligations pursuant to the terms of the Percon Warrants, Percon shall provide each holder of Percon Warrants appropriate notice so that each holder shall have a reasonable opportunity to exercise such holder's Percon Warrants and receive the Merger Price for each Percon Warrant. To the extent required by the Percon Warrants, Newco agrees to assume the obligations of Percon under the Warrants as contemplated by Section 4 of the Percon Warrants.

5.12. Voting Agreement Matters.

                  If Percon receives any request on behalf of any party to a Voting Agreement to allow a transfer of any Voting Agreement Shares (other than transfers by gift as contemplated by the Voting Agreements), then Percon will immediately, and in any event prior to allowing such transfer, notify PSC of such request and all relevant details. Percon shall not consent to the removal of the Securities Act Legend from any certificate representing Voting Agreement Shares during the term of the respective Voting Agreements. Percon (i) acknowledges the existence of the Voting Agreements, (ii) acknowledges that the Voting Agreement Shares are subject to transfer restrictions under the Voting Agreements and (iii) agrees that it will not hinder or impede in any way the enforcement of the terms of the Voting Agreements. Without limitation, Percon will not seek in any manner to invalidate any Voting Agreement, contest its enforceability or contest the entry of any order requiring Percon to take any action or cease taking any action to facilitate the enforcement of any Voting Agreement against any holder of

Voting Agreement Shares. However, the foregoing shall not obligate Percon to initiate legal action to enforce the restrictions on transfer or voting requirements set forth in any Voting Agreement.

                                   ARTICLE 6
                        CONDITIONS TO OBLIGATION TO CLOSE

6.1. Conditions to Obligation of PSC and Newco.

                  The obligations of PSC and Newco to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction or waiver of the following conditions:

         6.1.(a) Representations True. The representations and warranties set forth in Article 3 above shall be true and correct in all material respects when made and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

         6.1.(b) Covenants. Percon shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

         6.1.(c) No Proceedings. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former subsidiaries of Percon, or (iv) affect adversely the right of any of the former subsidiaries of Percon to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

         6.1.(d) Shareholder Approval. This Agreement and the Merger shall have received approval by the Percon Requisite Shareholder Vote.

         6.1.(e) HSR Waiting Period. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in
Section 3.4 and Section 4.3.

         6.1.(f) Consents. Percon and its subsidiaries shall have procured all of the third party consents specified pursuant to Section 3.4 that are material to the operation of the business of Percon and its subsidiaries.

         6.1.(g) Material Adverse Change. There shall have been no material adverse change from the date hereof in the business, condition (financial or otherwise), operations or prospects of Percon, except changes contemplated, permitted or required by this Agreement.

         6.1.(h) Officer's Certificate. Percon shall have delivered to PSC a certification of one of its executive officers to the effect that each of the conditions specified in Section 6.1(a)-(d) and (g) is satisfied in all respects.

         6.1.(i) Noncompetition Agreements. Michael P. Coughlin, Andy J. Storment and Arlen I. Prentice shall have executed and delivered Noncompetition Agreements in substantially the form that PSC has presented to them on the date hereof.

         6.1.(j) Employment/Consulting Agreements. Michael P. Coughlin shall have executed and delivered a Consulting Agreement and Andy J. Storment shall have executed and delivered an Employment Agreement, in each case in substantially the form that PSC has presented to them on the date hereof.

         6.1.(k) Consents. PSC shall have obtained all of the Debt Consents.

         6.1.(l) Other Matters. All actions to be taken by Percon in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to PSC.

6.2. Conditions to Obligations of Percon.

                  The obligation of Percon to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

         6.2.(a) Representations True. The representations and warranties set forth in Article 4 above shall be true and correct in all material respects when made and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

         6.2.(b) Covenants. PSC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

         6.2.(c) No Proceedings. No injunction, judgment, order, decree, ruling, or charge shall be in effect under any action, suit, or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that (i) prevents consummation of any of the transactions contemplated by this Agreement or (ii) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

         6.2.(d) Shareholder Approval. This Agreement and the Merger shall have received approval by the Percon Requisite Shareholder Vote.

         6.2.(e) Hart-Scott-Rodino Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the parties hereto shall have received all other authorizations, consents, and approvals of governments and governmental agencies.

         6.2.(f) Officer's Certificate. PSC shall have delivered to Percon a certification of one of its executive officers to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all respects.

         6.2.(g) Other Matters. All actions to be taken by PSC in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Percon.

                                    ARTICLE 7
                                   TERMINATION

7.1. Termination by Mutual Consent.

                  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of approval by the Percon Requisite Shareholder Vote, by mutual written consent of Percon and PSC following action of their respective Boards of Directors.

7.2. Termination by Either PSC or Percon.

                  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of either PSC or Percon, if (a) the Merger shall not have been consummated by May 10, 2000 (the "Termination Date"), whether such date is before or after the date of approval by the shareholders of Percon, (b) at a meeting of the shareholders of Percon duly convened therefor and at any adjournment or postponement thereof, this Agreement shall have failed to obtain approval by the Percon Requisite Shareholder Vote, or (c) any order permanently restraining, enjoining, or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption or approval by the shareholders of Percon); provided, that the right to terminate this Agreement pursuant to clause (a) or (b) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have contributed proximately to the failure of the Merger to be consummated.

7.3. Termination by Percon.

                  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of approval by the Percon Requisite Shareholder Vote, by action of the Board of Directors of Percon:

         7.3.(a) So long as Percon has not breached this Agreement in any material respect, if (i) the Board of Directors of Percon, acting in good faith and upon the advice of its financial advisor, determines that a transaction constitutes a Superior Percon Proposal and Percon desires to enter into a binding agreement with respect thereto, (ii) PSC does not, within seven (7) business days after receipt of Percon's written notification of its desire to enter into a binding agreement for a Superior Percon Proposal, the terms of which are specified in such notice, make a competing offer other than an offer that the Board of Directors of Percon determines, in good faith after consultation with its financial advisors, is not at least as favorable, from a financial point of view, to the shareholders of Percon as the Superior Percon Proposal, (iii) upon such date of termination Percon enters into a binding agreement with respect to such Superior Percon Proposal, and (iv) Percon pays to PSC the termination fee set forth in Section 7.5(b). Percon shall notify PSC promptly if its desire to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

         7.3.(b) If (i) there has been a change, event, development or combination of changes, events or developments that would result in a failure of a condition set forth in Section 6.2 and (ii) such failure cannot be or is not cured prior to the Termination Date.

7.4. Termination by PSC.

                  This Agreement may be terminated and the Merger may be abandoned at the time prior to the Effective Time, whether before or after receipt of approval by the Percon Requisite Shareholder Vote, by action of the Board of Directors of PSC if (a) the Board of Directors of Percon shall have withdrawn or adversely modified its approval or recommendation to Percon's shareholders of this Agreement, failed to include such recommendation in the Proxy Statement or failed to reconfirm such recommendation within five (5) business days after a written request by PSC to do so, (b) (i) there has been a change, event, development or combination of changes, events or developments that would result in a failure of a condition set forth in Section 6.1 and (ii) such failure cannot be or is not cured prior to the Termination Date, (c) Percon's board of directors shall have approved or publicly recommended any Percon Acquisition Proposal, (d) Percon shall have entered into any letter of intent or any Contract accepting a Percon Acquisition Proposal, (e) Percon or any Percon Representative shall violate Section 5.8(b) or shall take any of the actions that would be proscribed by Section 5.8(a) or (f) a tender offer or exchange offer for outstanding shares of capital stock of Percon is commenced prior to the Effective Time and the Board of Directors of Percon fails to recommend against acceptance of such tender offer or exchange offer by Percon's shareholders.

7.5. Effect of Termination and Abandonment.

         7.5.(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, this Agreement (other than as set forth in this Section 7.5 and Section 8.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto from any obligation to pay, if applicable, the termination fee pursuant to Section 7.5(b) or 7.5(c).

         7.5.(b) If the Merger is not consummated and

                   (i) at a meeting of the shareholders of Percon duly convened therefor and at any adjournment or postponement thereof, this Agreement shall have failed to receive the Percon Requisite Shareholder Vote and within twelve (12) months after the date hereof Percon shall have entered into an agreement to consummate or has consummated a transaction that would constitute a Percon Acquisition Proposal if it were the subject of a proposal (other than an Excluded Percon Acquisition Proposal), or

                   (ii) this Agreement is terminated by Percon pursuant to
           Section 7.3(a), or

                   (iii) prior to the termination of this Agreement, (A) the Board of Directors of Percon shall have withdrawn or adversely modified its approval or recommendation to Percon's shareholders of this Agreement, failed to include such recommendation in the Proxy Statement or failed to reconfirm such recommendation within five (5) business days after a written request by PSC to do so, (B) Percon's board of directors shall have approved or publicly recommended any Percon Acquisition Proposal, (C) Percon shall have entered into any letter of intent or any Contract accepting a Percon Acquisition Proposal, (D) if Percon or any Percon Representative shall violate
           Section 5.8(b) or shall take any of the actions that would be proscribed by Section 5.8(a), or (E) a tender offer or exchange offer for outstanding shares of capital stock of Percon is commenced prior to the Effective Time and the Board of Directors of Percon fails to recommend against acceptance of such tender offer or exchange offer by Percon's shareholders, or

                   (iv) there has been a willful and intentional breach of this Agreement on the part of Percon,

         then Percon shall promptly, but in no event later than (I) if the fee is payable other than pursuant to clause (i) to this Section 7.5(b), two (2) days after the date of termination of this Agreement or (II) if the fee is payable pursuant to clause (i) to this Section 7.5(b), the earlier of the date Percon enters into an agreement to consummate or the date Percon consummates a transaction that would constitute a Percon Acquisition Proposal, pay PSC Two Million Dollars ($2,000,000) plus the out-of-pocket expenses PSC has incurred in connection with the transactions contemplated hereby (not to exceed Four Hundred Thousand Dollars ($400,000)), payable by wire transfer of immediately available funds. Notwithstanding the foregoing, no such fee shall be payable if PSC has breached this Agreement in any material respect. Percon acknowledges that the agreements contained in this Section 7.5(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, PSC and Newco would not enter into this Agreement; accordingly, if Percon fails to pay promptly the amount due pursuant to this Section 7.5(b) and, in order to obtain such payment, PSC or Newco commences a suit that results in a judgment against Percon for the fee set forth in this subsection (b), then Percon shall pay to PSC and Newco their costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Chase in effect on the date such payment was required to be made.

         7.5.(c) If the Merger is not consummated and there has been a willful and intentional breach of this Agreement on the part of PSC, then PSC shall promptly, but in no event later than two (2) days after the date of termination of this Agreement, pay Percon One Million Dollars ($1,000,000) plus the out-of-pocket expenses Percon has incurred in connection with the transactions contemplated hereby (not to exceed Four Hundred Thousand Dollars ($400,000)), payable by wire transfer of immediately available funds. Notwithstanding the foregoing, no such fee shall be payable if Percon has breached this Agreement in any material respect or if any other condition to the obligations of PSC and Newco set forth in Section 6.1 has not been satisfied. PSC acknowledges that the agreements contained in this Section 7.5(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Percon would not enter into this Agreement; accordingly, if PSC fails to pay promptly the amount due pursuant to this Section 7.5(c) and, in order to obtain such payment, Percon commences a suit that results in a judgment against PSC for the fee set forth in this subsection (c), then PSC shall pay to Percon its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Chase in effect on the date such payment was required to be made.

                                   ARTICLE 8
                                  MISCELLANEOUS

8.1. Survival.

                  This Article 8 and the agreements of PSC, Newco and Percon contained in Sections 5.9 shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.

8.2. Press Releases and Public Announcements.

                  Upon execution of this Agreement, Percon and PSC will issue a joint press release. Neither Percon nor PSC will issue or approve any other news release or other announcement concerning the transaction without the prior approval of the other as to the contents of the announcement and its release, which approval will not be unreasonably withheld, unless and only to the extent that a party makes such disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with the other party about its intent to make, and the proposed contents of, such disclosure) that is, in such party's reasonable judgment, required by applicable United States securities laws.

8.3. No Third Party Beneficiaries.

                  This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns and the holders of Options as described in Section 1.5.

8.4. Entire Agreement.

                  This Agreement (including the Ancillary Instruments and the other documents referred to herein) constitutes the entire agreement between the parties and supersedes and prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

8.5. Succession and Assignment.

                  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

8.6. Counterparts.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.7. Headings.

                  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8. Notices.

                  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed :o the intended recipient as set forth below:

                           If to Percon:
                           ------------

                           Percon Incorporated
                           1800 Millrace Drive
                           Eugene, Oregon  97403
                           Attention:  Chief Executive Officer

                           Copy to:
                           --------

                           John R. Thomas
                           Stoel Rives LLP
                           900 S.W. Fifth Avenue, Suite 2600
                           Portland, Oregon  97204

                           If to PSC or Newco:
                           ------------------

                           PSC Inc.
                           675 Basket Road
                           Webster, New York 14580
                           Attention:  Elizabeth J. McDonald

                           Copy to:
                           -------

                           Patrick G. Quick
                           Foley & Lardner
                           777 East Wisconsin Ave.
                           Milwaukee, Wisconsin  53202

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.9. Governing Law.

                  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, however, that the WBCA shall apply to the extent required.

8.10. Amendments and Waivers.

                  The parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to shareholder approval will be subject to the restrictions contained in the WBCA. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or effect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.11. Severability.

                  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.12. Expenses.

                  Each of the parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as otherwise contemplated by
Section 7.5.

8.13. Construction.

                  The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

8.14. Incorporation of Schedules.

                  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written. This Agreement may be executed in counterparts.

                                        PERCON INCORPORATED


                                        By:     MICHAEL P. COUGHLIN
                                                --------------------------------
                                        Title:  President
                                                --------------------------------


                                        PSC INC.


                                        By:     ROBERT C. STRANDBERG
                                                --------------------------------
                                        Title:  CEO
                                                --------------------------------


                                        WEST ACQUISITION CORP.


                                        By:     ROBERT C. STRANDBERG
                                                --------------------------------
                                        Title:  CEO

                                                                      Appendix B


                                                                        McDonald
                                                                     Investments

November 9, 1999
                                                      McDonald Investments Inc.,
                                                               A KeyCorp Company
PERSONAL & CONFIDENTIAL                                         700 Fifth Avenue
-----------------------                                               Suite 4600
                                                               Seattle, WA 98104
Board of Directors
Percon, Inc.                                                   Tel: 206 684-6070
1800 Millrace Drive                                            Fax: 206 343-6877
Eugene, OR 97403

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be paid by PSC, Incorporated ("PSC") to the holders of the issued and outstanding shares of Common Stock, without par value (the "Common Stock") of Percon, Incorporated (the "Company"), in connection with PSC's proposed acquisition of the Company under the terms of an Agreement and Plan of Merger (the "Agreement") by and among PSC, Newco, a wholly owned subsidiary of PSC, and the Company.

You have advised us that, pursuant to the Agreement, Newco will be merged with and into the Company (the "Merger"), all of the shares of Common Stock issued and outstanding prior to the Merger (other than shares held in treasury of those as to which dissenters' rights of appraisal have been perfected) will be converted into the right to receive the consideration specified in the Agreement, and the Company will become a wholly-owned subsidiary of PSC. Under the terms of the Agreement, each issued and outstanding share of the Company's Common Stock will be converted into the right to receive aggregate consideration of $15.00 in cash (the "Consideration").

McDonald Investments Inc., A KeyCorp Company as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. It is understood that this opinion letter provided by McDonald was prepared for the confidential use of the Board of Directors and senior management of the Company and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent, except that this opinion letter may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the transactions contemplated by the Merger Agreement.

In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Agreement dated November 4, 1999, including the exhibits and schedules thereto; (ii) certain publicly available information concerning the

Company, including its Annual Reports to Shareholders and Form 10-K's for each of the last five fiscal years and its Quarterly Reports on Form 10-Q for the past two years; (iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (v) certain publicly available information concerning the trading of, and the trading markets for, the Company's Common Stock (vi) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; and (vi) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company to discuss the business and prospects of the Company and PSC, and considered such other matters as we believed relevant to our inquiry.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases thereof) provided to us and, with your consent, we have assumed that such projections were reasonably prepared on bases reflecting the best currently available estimators and judgments of such respective managements as to the matters covered thereby. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted an appraisal of any of the assets, properties or facilities of the Company nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement. Our engagement was limited to rendering the opinion expressed herein. Accordingly, we were to asked to, nor did we, solicit interest from other parties that may be interested in contemplating a similar transaction.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be paid pursuant to the Merger and does not address the Company's underlying business decision to effect the Merger or any other terms of the Merger.

We will receive a fee for rendering this opinion, and the Company has agreed to indemnify us under certain circumstances.

In the ordinary course of our business, we may actively trade securities of both the Company and PSC for our own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be paid pursuant to the Agreement is fair, from a financial point of view, to the stock holders of the Company.

Very truly yours,



McDONALD INVESTMENTS INC.

                                                                      Appendix C


                               CHAPTER 23B.13 RCW
                               DISSENTERS' RIGHTS

Sections
23B.13.010        Definitions.
23B.13.020        Right to dissent.
23B.13.030        Dissent by nominees and beneficial owners.
23B.13.200        Notice of intent to demand payment.
23B.13.210        Notice of intent to demand payment.
23B.13.220        Dissenters' notice.
23B.13.230        Duty to demand payment.
23B.13.240        Share restrictions.
23B.13.250        Payment.
23B.13.260        Failure to take action.
23B.13.270        After-acquired shares.
23B.13.280        Procedure if shareholder dissatisfied with payment or offer.
23B.13.300        Court action.
23B.13.310        Court costs and counsel fees.

         RCW 23b.13.010  Definitions.

1 Applicable Cases

         As used in this chapter:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

         (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder. [1989 c 165 ss. 140.]

         RCW 23B.13.020  Right to dissent.

2 Applicable Cases

         (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

         (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

         (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

         (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

         (a) The proposed corporate action is abandoned or rescinded;

         (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

         (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation. [1991 c 269 ss. 37; 1989 c 165 ss. 141.]

         RCW 23B.13.030 Dissent by nominees and beneficial owners.

         (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

         (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1989 c 165 ss. 142.]


         RCW 23B.13.200  Notice of dissenters' rights.

         (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

         (2) If a corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220. [1989 c 165 ss. 143.]

         RCW 23B.13.210 Notice of intent to demand payment.

1 Applicable Cases

         (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

         (2) A shareholder who does not satisfy the requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter. [1989 c 165 ss. 144.]

         RCW 23B.13.220  Dissenters' notice.

         (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

         (2) The dissenters' notice must be sent within ten days after the effective date of the corporation action, and must:

         (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (b) Inform holders of uncertified shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

         (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

         (e) Be accompanied by a copy of this chapter. [1989 c 165 ss. 145.]

         RCW 23B.13.230  Duty to demand payment.

         (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220 (2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

         (2) The shareholder who demands payment or deposit the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

         (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter. [1989 c 165 ss. 146.]

         RCW 23b.13.240  Share restrictions.

         (1) The corporation may restrict the transfer of uncertified shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

         (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.
[1989 c 165 ss. 147.]

         RCW 23b.13.250  Payment.

         (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

         (2) The payment must be accompanied by:

         (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (b) An explanation of how the corporation estimated the fair value of the shares;

         (c) An explanation of how the interest was calculated;

         (d) A statement of the dissenters' right to demand payment under RCW 23B.13.280; and

         (e) A copy of this chapter. [1989 c 165 ss. 148.]

         RCW 23B.13.260  Failure to take action.

         (1) If the corporation does not effect the proposed action within sixty days after the date set forth demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

         (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure. [1989 c 165 ss. 149.]

         RCW 23B.13.270  After-acquired shares.

         (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.
[1989 c 165 ss. 150.]

         RCW 23B.13.280 Procedure if shareholder dissatisfied with payment or offer.

         (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 2313.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

         (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 2313.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

         (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

         (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions, imposed on uncertificated shares within sixty days after the date set for demanding payment.

         (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.
[1989 c 165 ss. 151.]

         RCW 23B.13.300  Court action.

         (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

         (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270. [1989 c 165 ss. 152.]

         RCW 23B.13.310  Court costs and counsel fees.

         (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

         (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [1989 c 165 ss. 153.]

                                    P R O X Y

                               PERCON INCORPORATED

                        Special Meeting, __________, 2000

                      PROXY SOLICITED BY BOARD OF DIRECTORS

PLEASE SIGN AND RETURN THIS PROXY

         The undersigned, revoking all prior proxies, hereby appoints Michael P. Coughlin and Andy J. Storment, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the special meeting of shareholders of Percon Incorporated (APercon@) on _________, 2000 and any adjournments thereof, with all powers that the undersigned would possess if personally present with respect to the following.

         The shares represented by this proxy will be voted as specified on the reverse hereof, but if no specification is made, this proxy will be voted for approval of the plan of merger and the transactions contemplated thereby. The proxies may vote in their discretion as to other matters that may come before this meeting.

                                 (Continued and to be signed on the other side.)


                                 Percon Incorporated
                                 1800 Millrace Drive
                                 Eugene, Oregon 97403

         Proposal to approve the
         Agreement and Plan of Merger,
         dated November 9, 1999 among
         PSC Inc., West Acquisition
         Corp. and Percon and the
         transactions contemplated
         thereby.

         For     ___     Against   ____   Abstain ____

Please Note: Any shares of stock of Percon held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself - the beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of Percon are held in Astreet name@ by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.

The Special Meeting of Shareholders of Percon will be held on __________, 2000 at _________ .m., Pacific Time at __________________________________,
-----------------------------------------

                                        Please sign exactly as name(s) appear on the stock certificate, including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer and a partnership must sign its name by a partner or other authorized person.

                                        Date: _________________________, _______
                                        ________________________________________
                                        ________________________________________
                                        Signature or Signatures

Please sign, date and return this proxy in the enclosed postage prepaid envelope.